As filed with the Securities and Exchange Commission on September 15, 2000.

                           Registration No. 333-43004

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM SB-2
                                 Amendment No. 1

                             Registration Statement
                                      Under
                           THE SECURITIES ACT OF 1933


                       FORTUNE ENTERTAINMENT CORPORATION.
               ------------- ------------------------------------
               (Exact name of registrant as specified in charter)

      Colorado                                                   88-0405437
   ------------------------      -------------------------    --------------
(State or other jurisdiction    (Primary Standard Classi-      (IRS Employer
    of incorporation)              fication Code Number)        I.D. Number)

                            333 Orville Wright Court.
                             Las Vegas, Nevada 89119
                                 (702) 614-6124
                           --------------------------
                          (Address and telephone number
                         of principal executive offices)


                              Douglas R. Sanderson
                            333 Orville Wright Court.
                             Las Vegas, Nevada 89119
                                 (702) 614-6124
                           --------------------------
            (Name, address and telephone number of agent for service)

         Copies of all communications, including all communications sent to the agent for service, should be sent to:

                              William T. Hart, Esq.
                                  Hart & Trinen
                             1624 Washington Street
                             Denver, Colorado 80203
                                 (303) 839-0061

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
                 As soon as practicable after the effective date
                         of this Registration Statement

                                 Page 1 of Pages
                          Exhibit Index Begins on Page

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                           CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------
Title of each                       Proposed       Proposed
  Class of                           Maximum        Maximum
Securities         Securities       Offering      Aggregate       Amount of
  to be              to be          Price Per       Offering      Registration
Registered        Registered (1)     Unit (2)        Price          Fee (3)
----------        --------------    ----------   ------------     -------------

Common stock        10,939,890         $0.36      $3,938,360        $1,140

(1) Shares are offered by certain selling shareholders

(2) Offering price computed in accordance with Rule 457 (c).

(3) A fee of $1,119 was paid upon the initial filing of this Registration Statement.

         The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of l933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS
                        FORTUNE ENTERTAINMENT CORPORATION

                                  Common Stock

         This prospectus relates to the sale of 10,930,890 shares of the common stock of Fortune Entertainment Corporation by certain owners of shares of Fortune's common stock. The shares were issued by Fortune for cash, services rendered and in settlement of amounts owed by Fortune to various third parties.

         The owners of the common stock to be sold by means of this prospectus are referred to as the "selling shareholders".

         These securities are speculative and involve a high degree of risk and should be purchased only by persons who can afford to lose their entire investment. For a description of certain important factors that should be considered by prospective investors, see "Risk Factors" beginning on page of this prospectus.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

    Fortune's common stock is traded on the Over-The-Counter Bulletin Board. On August 31, 2000 the closing price for Fortune's common stock was $0.40.









                   The date of this prospectus is ______, 2000

                                TABLE OF CONTENTS
                                                                      Page
PROSPECTUS SUMMARY ...............................................
RISK FACTORS .....................................................
COMPARATIVE SHARE DATA ...........................................
MARKET FOR FORTUNE'S COMMON STOCK..................................
MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF
 OPERATIONS........................................................
BUSINESS ..........................................................
MANAGEMENT ........................................................
PRINCIPAL SHAREHOLDERS ............................................
SELLING SHAREHOLDERS ..............................................
DESCRIPTION OF SECURITIES .........................................
EXPERTS ...........................................................
LITIGATION ........................................................
INDEMNIFICATION ...................................................
ADDITIONAL INFORMATION ............................................
FINANCIAL STATEMENTS ..............................................

                               PROSPECTUS SUMMARY

BUSINESS

         As of August 31, 2000 Fortune owned the rights to three casino games.

Fortune Poker. The Fortune Poker system is an interactive, progressive, tournament video terminal poker game which allows the player to play against a single machine or against other players on similar terminals at the same location or remote locations. The progressive configuration generally links separate games through a computer network which allows players to share a common jackpot which is usually much larger than the jackpot that a single, unlinked machine could support. Progressive jackpots can reach several million dollars. Progressive games may be linked locally within a bank of a few machines, across an entire casino, or across an entire state.

Electronic Bingo. Fortune has developed a interactive, progressive, tournament style Electronic Bingo game which allows the player to play against a single machine or against other players on similar terminals at the same location or remote locations. As with Fortune's Fortune Poker game, Fortune's Electronic Bingo game allows for a progressive configuration thereby allowing players to share a common jackpot which is usually much larger than the jackpot capable of being supported by a single machine.

Rainbow 21 Blackjack Game. Rainbow 21 is a simple variation to the conventional game of Blackjack or 21. Rainbow 21 is played in the same was as the game of Blackjack and on a standard blackjack table but with a modified felt layout that permits each of the six players to wager not only on their own hands but also on any of the other five hands at once, thus allowing for up to thirty-six decisions per hand. As a result, the game provides for a possible thirty-six decisions per round versus the standard seven decisions per round (each of the six players can make up to six wagers, i.e. one wager on their hand and one wager on each of the other five players' hand).

Plan of Operation.
-----------------

         During the period ending December 31, 2000 Fortune plans to market its Fortune Poker and electronic Bingo games to Indian Tribes holding Class III casino licenses in Minnesota. During the year 2000 Fortune plans to license the rights to its Rainbow 21 game to third parties who will then attempt to market the Rainbow 21 game to casino operators.

RISK FACTORS

         There are substantial risks associated with an investment in Fortune's common stock including, among others, Fortune's need for additional capital. Fortune's products are in the early stage of commercialization and regulatory approval. Fortune has not, to date, generated any revenues from its operations.

SUMMARY FINANCIAL INFORMATION

      The following sets forth certain financial data with respect to Fortune and is qualified in its entirety by reference to the more detailed financial statements and notes included elsewhere in this prospectus.

Statement of Operations Data:
----------------------------

                                       Year Ended            Six Months Ended
                                   December  31, 1999         June 30, 2000
                                   ------------------          ------------

Revenues                          $         --                $         --
General and Administrative
     Expenses                       (1,994,641)                   (922,830)
Other Income (Expense)                   1,314                     169,436
                                      --------                     -------
Net (Loss)                         $(1,993,327)                  $(753,394)
                                   ============                 ==========

Balance Sheet Data:
------------------
                                   December 31, 1999         June 30, 2000
                                   -----------------         -------------

Current Assets                         $25,032              $    30,765
Total Assets                         6,876,140                6,701,700
Current Liabilities                  2,232,625                1,411,079
Total Liabilities                    2,232,625                1,411,079
Working Capital (Deficit)           (2,207,593)              (1,380,314)
Shareholders' Equity                 4,643,515                5,290,621

                                  RISK FACTORS

      In addition to other information contained elsewhere in this prospectus, potential investors should consider carefully the following risk factors.

Limited Relevant Operating History; Historical Losses

      Fortune has engaged only in the acquisition and development of gaming products, principally the Fortune Poker System and the Rainbow 21 blackjack game, but has not as yet sold any product or derived any revenue. To date, Fortune's only source of funds for its activities has been proceeds from the sale of securities. Consequently, Fortune has no relevant operating history upon which an evaluation of its prospects can be made. Such prospects must be considered in light of the risks, expenses and difficulties frequently encountered in connection with the operation and expansion of a new business and commercialization of new products, particularly those associated with the rapidly evolving and highly regulated gaming industry, which is characterized by an increasing number of market entrants, intense competition and substantial capital requirements. In addition, Fortune has experienced significant losses since its inception in August 1997, due primarily to overhead and other costs incurred in the development and acquisition of products. Moreover, Fortune expects to incur substantial up-front expenditures and operating costs in connection with the expansion of its marketing efforts and product lines, which are expected to result in additional losses. There can be no assurance that Fortune will be able to successfully implement its business strategies, that it will achieve revenues or that it will ever be able to achieve or sustain profitable operations.

Significant  Capital  Requirements;   Negative  Cash  Flow;  Possible  Need  for
Additional Financing

      Fortune's capital requirements have been and will continue to be significant, and, to date Fortune has not realized any revenues from operations. Since inception, Fortune's only source of funds has been proceeds from the sale of its securities. Fortune has been dependent on private financings and the issuance of its equity securities to fund all of its capital and operating requirements. As a result, Fortune is dependent upon raising additional capital to complete the development of its currently proposed products and fund its business strategies. Fortune has no current arrangements with respect to, or potential sources of, any additional financing, and it is not anticipated that existing shareholders will provide any portion of Fortune's future financing requirements. Consequently, there can be no assurance that any additional financing will be available to Fortune when needed, on commercially reasonable terms, or at all. Any inability to obtain additional financing when needed would require Fortune to delay or scale back its product development and marketing programs, which could have a material adverse effect on Fortune. In addition, any additional equity financing may involve substantial dilution to the interests of Fortune's then existing shareholders.

Dependence On a Limited Number of Products

      To date, Fortune has focused it efforts principally on the commercialization of two products -- the Fortune Poker System and the Rainbow 21 blackjack game. Due to this concentration on a limited number of products, Fortune may be adversely affected if one or more of its principal products fails to achieve anticipated results. Fortune has not realized any revenue as of yet from the sale of either of these products. There can be no assurance that

Fortune willnot remain dependent upon a limited number of products for a substantial portion of its revenues or that any products introduced by Fortune will be commercially viable. Failure to continuously acquire and develop and introduce new, commercially successful products would have a material adverse effect on Fortune.

Competition

      The gaming machine industry is intensely and increasingly competitive. Industry competition is based primarily upon product quality and features, the access to distribution channels, marketing effectiveness, reliability and ease of use, price and the quality of customer support services. Many of the companies with which Fortune expects to compete or may compete against have greater financial, technical, marketing, sales and customer support and other resources than Fortune and have established reputations for success in the development, licensing and sale of their products and technology. Current and future competitors with greater financial resources than Fortune may be able to carry larger inventories, undertake more extensive marketing campaigns, adopt more aggressive pricing policies and make higher offers or guarantees to third party developers and licensors than Fortune. As competition increases, even if Fortune achieves successful commercialization of its initial products, significant price competition, increased production costs and reduced profit margins may result. There can be no assurance that Fortune will be able to compete successfully against current or future competitors or that competitive pressures faced by Fortune will not have a material adverse effect on its future operations.

Government Regulation

      Fortune's operations are subject to state and local gaming laws as well as various federal laws and regulations governing business activities with Native American tribes. The state and local laws in the United States which govern the lease and use of gaming products are widely disparate and continually changing due to legislative and administrative actions and judicial interpretations. If any changes occur in gaming laws through statutory enactment or amendment, judicial decision or administrative action restricting the manufacture, distribution or use of some or all of Fortune's products, Fortune's present and proposed business could be adversely affected.

      The operation of gaming on Native American reservations is subject to the Indian Gaming Regulations Act ("IGRA"). Under IGRA, certain types of gaming activities are classified as Class I, Class II or Class III. Fortune's business will be impacted, based upon how its products are ultimately classified.

      Fortune is not licensed as a game manufacturer by, nor is its Fortune Poker system licensed for sale as a gaming machine in, Nevada, New Jersey or any other state regulatory jurisdiction. Fortune intends to make application for such licenses, but there can be no assurance when, if ever, such licenses will be granted. The inability of Fortune to obtain applicable state licenses, particularly in Nevada and New Jersey, could have a material adverse effect upon Fortune.

Concentration of Ownership

      Fortune's executive officers, directors and affiliated entities and persons own beneficially a substantial portion of the outstanding shares of common stock. Accordingly, such persons and entities will be in position to influence the election of Fortune's directors and the outcome of corporate actions requiring shareholder approval. The concentration of ownership may have the effect of delaying or preventing a change in control of Fortune.

Sporadic Market for the Common Stock; Possible Volatility of Stock Price; Risk of Delisting from Over the Counter Bulletin Board.

      Trading in the shares of Fortune's common stock has been sporadic, and there can be no assurance that an active and liquid trading market will develop or be sustained. The market price of Fortune's common stock could therefore be subject to wide fluctuations in response to variations in quarterly operating results and other factors, such as announcements of new products by Fortune or its competitors and failures to meet or exceed the expectations of securities analysts or investors or other events.

Risk of Low Priced Stocks

      Rules 15g-1 through 15g-9 promulgated under the Securities Exchange Act of 1934 impose sales practice and disclosure requirements on certain brokers and dealers who engage in certain transactions involving "a penny stock."

      Currently, Fortune's common stock is considered penny stock for purposes of the Exchange Act. The additional sales practice and disclosure requirements imposed on certain brokers and dealers could impede the sale of Fortune's common stock, including securities purchased in any offering by Fortune or in the secondary market. In addition, the market liquidity for Fortune's securities may be severely adversely affected, with concomitant adverse effects on the price of Fortune's securities.

      Under the penny stock regulations, a broker or dealer selling penny stock to anyone other than an established customer or "accredited investor" (generally an individual with net worth in excess of $1,000,000 or annual incomes exceeding $200,000 or $300,000 together with his or her spouse) must make a special suitability determination for the purchaser and must receive the purchaser's written consent to the transaction prior to sale, unless the broker or dealer or the transaction is otherwise exempt. In addition, the penny stock regulations require the broker or dealer to deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the Securities and Exchange commission relating to the penny stock market, unless the broker or dealer or the transaction is otherwise exempt. A broker or dealer is also required to disclose commissions payable to the broker or dealer and the registered representative and current quotations for the securities. In addition, a broker or dealer is required to send monthly statements disclosing recent price information with respect to the penny stock held in a customer's account and information with respect to the limited market in penny stocks.

Lack of Trademark and Patent Protection

      Fortune relies on a combination of patent, trade secret, copyright and trademark law, non-disclosure agreements, and technical security measures to protect its products. Notwithstanding these safeguards, it is possible for competitors of Fortune to obtain its trade secrets and to imitate its products. Furthermore, others may independently develop products similar or superior to those developed or planned by Fortune. While Fortune may obtain patents with respect to certain of its products, Fortune may not have sufficient resources to defend such patents. Such patents may not afford all necessary protection and competitors may develop equivalent or superior products, which may not infringe such patents.

Shares Eligible for Future Sale; Registration Rights

      Sales of substantial amounts of Fortune's common stock in the public market could adversely affect prevailing market prices for the common stock. No prediction can be made as to the effect, if any, that sales of such freely tradable or registrable securities or the availability of such securities for sale will have on the market prices prevailing from time to time. The possibility that a substantial number of Fortune's securities may be sold in the public market may adversely affect prevailing market prices for the common stock and could impair Fortune's ability to raise capital through the sale of its equity securities.

Contingent Payments Under Acquisition Agreement

      Under the agreement to acquire the Rainbow 21 blackjack game, Fortune has undertaken to issue additional shares or make cash payments with respect to the 500,000 shares issued in the Rainbow 21 acquisition, if the trading price for the shares during a 5 trading day period specified in the agreement is less than $2.00 per share.

      The possible issuance of a large number of shares of common stock pursuant to the Rainbow 21 agreement described in the preceding paragraph and the possible availability of a large number of shares of stock for sale could have an adverse effect on market prices prevailing from time to time for the common stock and may impair Fortune's ability to raise capital through the sale of equity securities.

Forward-Looking Information May Prove Inaccurate

      This prospectus contains various forward-looking statements that are based on Fortune's beliefs as well as assumptions made by and information currently available to Fortune. When used in this registration statement, the words "believe," "expect," "anticipate," "estimate" and similar expressions are intended to identify forward-looking statements. The accuracy of such forward-looking statements is subject to certain risks, uncertainties and assumptions, including those identified above under "Risk Factors." Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, or projected. Fortune cautions potential purchasers not to place undue reliance on any such forward-looking statements.

                             COMPARATIVE SHARE DATA

         As of August 31, 2000 Fortune had 25,829,280 outstanding shares of common stock.

                                                Number of Shares

Shares outstanding as of June 30, 2000 (1)        25,829,280

Shares offered by selling shareholders            10,930,890

Percentage of Fortune's common stock represented
by shares offered by this prospectus                     41%

         As of June 30, 2000 Fortune had 25,829,280 shares of common stock issued and outstanding. The following table reflects the shares of common stock which may be issued as the result of agreements between Fortune and third parties and the exercise of options and warrants issued by Fortune.

                                                   Number of          Note
                                                    Shares         Reference

    Shares Outstanding                             25,829,280

    Shares issuable upon exercise of options        1,950,000            A

    Shares issuable upon exercise of warrants       3,143,333            B

    Shares issuable to Team Rainbow                  Unknown             C

A. Options may be exercised at a prices between $0.20 and $0.90 per share and expire at various dates prior to April 30, 2010. All options are currently exercisable.

B. Warrants are exercisable at prices between $0.50 and $0.85 per share and expire between July 2000 and April 2003.

C. See "Business" for information concerning the additional shares which may be issued to Team Rainbow.

                        MARKET FOR FORTUNE'S COMMON STOCK

         Fortune's common stock is quoted on the Over-the-Counter Bulletin Board under the symbol "FETG". The following table presents the high and low closing bid quotations for the common stock as reported by the National Quotation Bureau for each quarter beginning May 8, 1998 when the stock was first quoted. Such prices reflect inter-dealer quotations without adjustments for retail mark-up, markdown or commissions, and do not necessarily represent actual transactions.

                                                         Closing Bid Prices

      Quarter ending                            Low               High

      June 30, 1998                            $ 0.53             $ 2.00
      September 30, 1998                       $ 0.88             $ 1.97
      December 31, 1998                        $ 0.41             $ 0.78

      March 31, 1999                           $ 0.47             $ 1.15
      June 30, 1999                            $ 0.41             $ 0.94
      September 30, 1999                       $ 0.45             $ 0.80
      December 31, 1999                        $ 0.29             $ 0.75

      March 31, 2000                            $0.85              $0.86
      June 30, 2000                             $0.50              $0.75

         Fortune has approximately 350 record holders of its common stock.

         Fortune has never declared or paid any cash dividends and Fortune does not anticipate paying any dividends in the foreseeable future.

                 MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS

   The following sets forth certain financial data with respect to Fortune and is qualified in its entirety by reference to the more detailed financial statements and notes included elsewhere in this report.

Statement of Operations Data:
----------------------------
                                                              Six Months
                                         Year Ended           Ended June
                                   December  31, 1999            30, 2000
                                   ------------------        ------------

Revenues                          $         --             $      --
General and Administrative
     Expenses                       (1,994,641)              (922,830)
Other Income (Expense)                   1,314                169,436
                                      --------                -------
Net (Loss)                         $(1,993,327)             $(753,394)
                                   ============             ==========

Balance Sheet Data:
------------------
                                   December 31, 1999         June 30, 2000
                                   -----------------         -------------

Current Assets                         $25,032              $    30,765
Total Assets                         6,876,140                6,701,700
Current Liabilities                  2,232,625                1,411,079
Total Liabilities                    2,232,625                1,411,079
Working Capital (Deficit)           (2,207,593)              (1,380,314)
Shareholders' Equity                 4,643,515                5,290,621

      Fortune has not, to date, generated any revenues from its operations. Accordingly, Fortune has since inception funded its operations and capital expenditures primarily through private placements of debt and equity securities.

      During the year ended December 31, 1999 Fortune's sources and use of cash were:

      Cash used in operations                    $(1,377,686)

      Proceeds from sale of common stock           1,222,936

      Amounts borrowed from third parties
        (net of repayments)                          376,511

      Purchase of stock in Sega Gaming
        Technology, Inc.                            (172,907)

      Payments to Danton Group as partial
        consideration for capital stock of PVA      (300,000)

      Payments to Team Rainbow, Inc. as
        partial consideration for assignment of
        rights to Rainbow 21 Blackjack game          (80,000)

      During the six months ended June 30, 2000 Fortune's sources and use of cash were:

      Cash used in operations                      $(626,309)

      Proceeds from sale of stock in Sega Gaming   1,511,088
        Technology

      Repayment of loans                          (1,594,911)

      Capital contributions                          718,500

      During the twelve months ending December 31, 2000 Fortune anticipates that it will need capital for the following purposes:

      Fund operating losses:                        $970,000

      Completion of testing of Fortune Poker game    100,000
        by Gaming Laboratories International

      Payments to Danton Group as Final payment      405,000
        for capital stock of PVA

      Accrued salary owed to William Danton          150,000

      Accrued salary owed to Roland Thomas            65,000

      Accrued salary owed to Theodore Silvester, Jr.  65,000

      Payment of accounts payable                  1,500,000

      Potential acquisition of business involved
        in the manufacture and distribution of video
        gaming machines                              800,000
                                                ------------
                                                  $4,055,000


         Fortune has signed a letter of intent to acquire a corporation affiliated with Roland Thomas, an officer and director of Fortune. The corporation affiliated with Mr. Thomas has an agreement to acquire the assets of an unrelated corporation which is involved in the manufacture and distribution of video gaming machines. There is no assurance that Fortune will proceed with this acquisition.

         As of August 31, 2000 Fortune had approximately $60,000 in cash. Fortune anticipates obtaining the additional capital which it will require through a combination of debt and equity financing. There is no assurance that Fortune will be able to obtain the capital it will need or that Fortune's estimates of its capital requirements will prove to be accurate. As of August 31, 2000 Fortune did not have any commitments from any source to provide additional capital.

         Fortune's products are in the early stage of commercialization and regulatory approval. The ability of Fortune to generate revenues and positive cash flow will depend on several factors, including the timing and costs in obtaining gaming licenses and concluding agreements with Indian Tribal Casinos with respect to Fortune's gaming products.

         See Business" for information concerning Fortune's plan of operations during the year ending December 31, 2000.

                                    BUSINESS

      Fortune was incorporated in Delaware on August 25, 1997 to engage in the acquisition, design and development of select gaming products which Fortune intends sell to United States and international gaming markets.

      In September 1997 FET, Inc. (a Colorado Corporation) was merged into Fortune. In connection with this merger, Fortune issued 2,175,456 shares of its common stock to the former shareholders of FET, Inc. At the time of this merger FET was not conducting any business.

      In October 1997 Fortune acquired all of the issued and outstanding shares of Fortune Entertainment Corporation, a corporation organized under the laws of the Bahamas ("Fortune/Bahamas") for 1,090,464 shares of common stock, 1,090,464 shares of Series A Preferred Stock, 1,090,464 shares of Series B Preferred Stock, 1,090,464 shares of Series C Preferred Stock. Each share of Fortune's Preferred Stock is, at the option of the holder, convertible into one share of Fortune's common stock on and after the following dates: Series A Preferred Stock - May 20, 1998, Series B Preferred Stock-August 20, 1998, Series C Preferred Stock - November 20, 1998.

      Fortune/Bahamas was incorporated in the Bahamas on April 2, 1996. At the time of its acquisition by Fortune, Fortune/Bahamas had certain agreements with Professional Video Association, Inc. ("PVA") relating to the acquisition of Fortune's Fortune Poker game and an electronic bingo game.

     Unless otherwise indicated, all references to Fortune include FET, Inc. and Fortune/Bahamas.

      Fortune is in the early stages of marketing its products and has not earned any revenues.

Fortune Poker

      In 1998 Fortune acquired from Video Lottery Consultants and William M. Danton (the "Danton Group") all of the capital stock of PVA. The Fortune Poker game is based upon technology covered by United States Patent No. 4,648,604 expiring in 2004 (the "Patent"), copyrighted game rules, and proprietary software. As part of the agreement relating to the acquisition of PVA the Danton Group assigned to Fortune all of the Danton Group's rights and obligations pursuant to a Manufacturing Agreement and a related Software Release Agreement.

      The Fortune Poker system is an interactive, progressive, tournament video terminal poker game which allows the player to play against a single machine or against other players on similar terminals at the same location or remote locations.

      The progressive configuration generally links separate games through a computer network which allows players to share a common jackpot which is usually much larger than the jackpot that a single, unlinked machine could support. Progressive jackpots can reach several million dollars. Progressive games may be linked locally within a bank of a few machines, across an entire casino, or across an entire state.

      By allowing progressive play against many other players the Fortune Poker system offers the opportunity for very high payoffs. In addition, the element of choice involved in selecting cards to throw away within the time limits imposed by the game also increases player excitement which can enhance casino profits.

      Fortune intends, initially, to lease its Fortune Poker system to the Indian Gaming segment of the market under revenue sharing arrangements with the operators of gaming establishments. Under Fortune's leasing plan, the cost to the operator will be based on a daily lease rate per unit, which reduces the initial capital outlay to the operator. In addition, the systems are modular so that if their popularity builds, the operator can add units to the system without abandoning its investment in existing units.

      In consideration of the transfer of the stock in PVA and the assignment of the Manufacturing Agreement and the Software Release Agreement, Fortune issued 1,647,500 shares of common stock to the Danton Group and paid the Danton Group $1,006,986 in cash. Fortune also issued 200,000 shares of common stock to an unrelated third party as a finder's fee in connection with the transaction.

      In connection with this transaction, Fortune agreed to issue additional shares to the Danton Group, or make payments to the Danton Group, if during the 60 day period ending on July 23, 1999 the shares of Fortune's common stock did not have a closing bid price at least $2.00 per share. If Fortune's stock price did not meet this requirement Fortune was required to pay the Danton Group (for each share of Fortune's common stock still held by the Danton Group), the difference between (i) $2.00 and (ii) the greater of $0.50 or the average closing bid price of the shares of Fortune's common stock for the ten days preceding August 7, 1999 (the "Average Price"). Fortune could pay this difference in cash or, at Fortune's option, in shares of Fortune's common stock. Since the bid price of Fortune's common stock was less than $2.00 per share during the period prior to August 7, 1999, and in accordance with the formula specified above, Fortune issued 4,500,000 additional shares of common stock to the Danton Group in June 30, 2000.

      As part of its agreement with the Danton Group, Fortune also:

A.   Paid the Danton Group an additional $405,000 in cash on June 8, 2000;
B.   Issued an additional 200,000 shares of common stock to the Danton Group;
C. Agreed to pay the Danton Group 20% of all up-front licensing fees paid or payable to Fortune with respect to the Fortune Poker game; and
D. Until the expiration of the Patent, or any renewals or extensions of the Patent, agreed to issue additional shares of its common stock to the Danton Group in an amount determined by the following formula:

                            Net earnings x Percentage
                               Average Share Price

            Percentage is 4% in 2000, 5% in 2001 and 10% in 2002 and thereafter provided that the Percentage will automatically increase to 10% if Net Earnings are at least $10,000,000.

            Net Earnings means Fortune's earnings during each twelve month period ending December 31 from the revenues derived from the Fortune Poker game before income tax, depreciation and amortization.

            Average Share Price means the average trading price of Fortune's common stock for the last 30 trading days of Fortune's fiscal year.

     The shares of common stock issued to the Danton Group are being registered for public sale by means of this prospectus. See "Selling Shareholders".

      Each Fortune Poker video terminal includes the software necessary for it's internal operation. A separate software system (the "Central System Software") allows the terminals to interact through telephone lines and permits a player at a PVA terminal to play poker with players at other terminals.

         The Manufacturing Agreement provides Amusement World, Inc. with the exclusive right to manufacture Fortune Poker terminals for Fortune until April 23, 2007. The cost to Fortune for each terminal will range from $2,700 to $3,600 depending upon the type of terminal ordered by Fortune. The cost of the terminals will increase based upon increases in the Consumer Price Index. The Manufacturing Agreement provides that a minimum of 333 terminals are required to be purchased from Amusement World during each of the twelve month periods ending April 23, 1998, 1999 and 2000. Although as of June 30, 2000 less than twenty terminals had been purchased, Amusement World has waived the minimum purchase requirement.

Electronic Bingo

      Fortune has developed a interactive, progressive, tournament style Electronic Bingo game which allows the player to play against a single machine or against other players on similar terminals at the same location or remote locations.

      As with Fortune's Fortune Poker game, Fortune's Electronic Bingo game allows for a progressive configuration thereby allowing players to share a common jackpot which is usually much larger than the jackpot capable of being supported by a single machine.

Rainbow 21 Blackjack Game

      In 1998 Fortune acquired from Team Rainbow Inc. ("TRI") the rights a computer-based blackjack game known as Rainbow 21. The Rainbow 21 game is based upon technology covered by copyrighted game rules, proprietary software and United States Patent No. 5,390,934 expiring April 11, 2003, and United States Patent No. 5,494,296 expiring February 5, 2015 (the "Patents").

      Rainbow 21 is a simple variation to the conventional  game of Blackjack or
21. Rainbow 21 is played in the same was as the game of Blackjack and on a standard blackjack table but with a modified felt layout that permits each of the six players to wager not only on their own hands but also on any of the other five hands at once, thus allowing for up to thirty-six decisions per hand. As a result, the game provides for a possible thirty-six decisions per round versus the standard seven decisions per round (each of the six players can make up to six wagers, i.e. one wager on their hand and one wager on each of the other five players' hand).

      Fortune believes the additional wagering decisions allowed by the game generate player involvement and excitement while requiring only a minimal additional capital outlay by gaming operators who wish to install the system.

      Rainbow 21 has been approved for casino play in Nevada by the Nevada Gaming Control Board, in Mississippi by the Mississippi Gaming Commission and in New Jersey by the New Jersey Gaming Commission. Fortune has been advised by the Nevada Gaming Control Board that Fortune can sell or lease the Rainbow 21 game to licensed operators in Nevada without obtaining its own operator's license provided Fortune does not share in a percentage of the gaming revenues.

      In consideration for the transfer of the assets relating to the Rainbow 21 Game Fortune paid TRI $102,500 and issued TRI 750,000 shares of its common stock. Fortune's agreement with TRI provides that, if during the last five trading days in August 2000, the simple average closing price for Fortune's common stock ("Market Price") does not equal or exceed $2.00 per share, Fortune would be required to:

1. pay TRI the difference between (i) $1,000,000 and (ii) 500,000 multiplied by the Market Price (the "Difference"); or

2. deliver to TRI additional shares of common stock in an amount determined by dividing the Difference by the Market Price.

Sega Gaming Technology Inc.

      As of March 31, 2000 Fortune owned 188,886 shares of the common stock of Sega Gaming Technology, Inc. (SGTI), a Nevada Corporation. These shares were acquired for $1,090,000 in cash for 375,887 shares of Fortune's common stock. SGTI was incorporated in 1995 and through a licensing agreement with SEGA of Japan (SEGA), has the exclusive rights to market certain multi-player gaming machines of SOJ in various areas of the world.

     In May 2000 Fortune sold its interest in SGTI to Sega Enterprises, Ltd. for $1,511,088 in cash.

Government Regulation

      Fortune's proposed operations are subject to state and local gaming laws as well as various federal laws and regulations governing business activities with Native American tribes. The state and local laws in the United States which govern the lease and use of gaming products are widely disparate and continually changing due to legislative and administrative actions and judicial interpretations. If any changes occur in gaming laws through statutory enactment or amendment, judicial decision or administrative action restricting the manufacture, distribution or use of some or all of Fortune's products, Fortune's present and proposed business could be adversely affected. Notwithstanding the above, Fortune's initial focus will be on Indian Tribal Casinos which are regulated under the Indian Gaming Regulatory Act of 1988 ("IGRA").

      The IGRA separates all gaming activities on Indian reservations into three classes, each of which is subject to differing degrees and mixes of tribal, state and federal jurisdiction and regulations:

      (i) CLASS I gaming includes traditional Native American social and ceremonial games and is regulated only by the tribes.

      (ii) CLASS II gaming includes specific games of chance listed in the statute, and games of skill, but subject to well-defined strictures set forth in the Act. This class of gaming includes Bingo, pull-tabs, lotto, punch boards, instant Bingo, and certain card games played under limited circumstances, and other games similar to Bingo, if those games are played at the same location where Bingo is played. In addition, the statute specifically excludes from Class II
            (i) banked card games including Baccarat, Chemin de fer, Blackjack, and certain categories of non-banked card games and (ii) electronic facsimiles of games of chance or slot machines. Generally, Class II gaming may be conducted on Native Indian lands if the state in which the Native American reservation is located permits such gaming for any purpose, by any person.

      (iii) CLASS III gaming consists of all forms of gaming that are not in Class I or Class II, such as video casino games, slot machines and most table games such as Blackjack, Craps and Keno. Class III gaming may only be conducted pursuant to a compact reached between the Native American tribe and the state in which the tribe is located. More than two dozen states permit various forms of Class III gaming pursuant to compacts with Native American tribes.

      The National Indian Gaming Commission has declined to issue to Fortune an advisory opinion that its Fortune Poker system gaming machine should be classified as a Class II activity. Although prior approval is not required under IGRA for Class II gaming, most Tribes, as a practical matter, are reluctant to make the investment in a Class II game without an advisory opinion.

      Although Class III gaming is highly regulated, the scheme of regulation is well-defined and tends to involve similar standards from state to state. As a result, Fortune plans to market its Fortune Poker and electronic Bingo games to Indian Tribal Casinos having Class III gaming licenses.

      All states which permit Class III gaming in Indian Tribal casinos require mechanical or electronic games to be tested prior to their use. Testing is required to insure that the game will comply with state regulations. Gaming commissions in Nevada, New Jersey and several other states have their own testing laboratories which test mechanical and electronic games. Other states require these games to be tested by independent laboratories, one of the largest of which is Gaming Laboratories International ("GLI"). GLI is presently testing Fortune's Fortune Poker game and an electronic Bingo game which was developed by Fortune.

Plan of Operations

      During the period ending December 31, 2000 Fortune plans to market its Fortune Poker and electronic Bingo games to Indian Tribes holding Class III casino licenses in Minnesota. During the year 2000 Fortune plans to license the rights to its Rainbow 21 game to third parties who will then attempt to market the Rainbow 21 game to casino operators.

      In order to market its Fortune 21 and electronic Bingo games, the Gaming Laboratories International will need to complete its testing of the Fortune Poker game. Fortune does not know when this testing will be completed.

      Following the competition of the testing of Fortune's Fortune Poker and electronic Bingo games Fortune will apply for a gaming license from Minnesota. While Fortune's application is being reviewed, Fortune will begin negotiations with Indian Tribal Casinos in Minnesota with a view to the Tribal Casino's purchase or lease of Fortune's Fortune Poker and/or electronic Bingo games. It will be Fortune's objective to conclude an arrangement whereby Fortune will receive a percentage of the net revenues derived from the operation of the games. The percentage which Fortune expects to receive will vary (typically between 9% and 23%) depending upon whether the games are purchased or leased from Fortune and whether Fortune or the particular Tribal Casino operates the games.

      Fortune does not anticipate any difficulties in obtaining a gaming license from Minnesota. Fortune does not know when its Fortune Poker games and/or electronic Bingo games will be installed and operational in any Indian Tribal Casino.

      If Fortune is successful in obtaining a gaming license in Minnesota, Fortune plans to apply for gaming licenses in other states (with the exception of Nevada and states that do not have Class III Indian Tribal casinos) which have tribal casinos with Class III gaming licenses. However, before applying for a gaming license in any of these states, Fortune must first obtain the sponsorship of an Indian tribe which operates a casino in the state.

      No assurances, however, can be given that Fortune will be successful in obtaining any required licenses, permits or approvals, or in obtaining the sponsorship of any Indian tribe operating casinos in states other than Minnesota.

Competition

      In order to achieve commercial sales of its gaming products, Fortune must compete with many well-established U.S. and foreign manufacturers in the gaming machine market. The primary competitors in the gaming machine industry are Bally Gaming, Inc., a subsidiary of Alliance Gaming Corporation, International Game Technology and Sigma Game, Inc. Somewhat smaller but nevertheless well-established gaming machine manufacturers include Anchor, Aristocrat, Casino Data Systems, Silicon Gaming, Inc., Video Lottery Consultants, Inc., a subsidiary of Video Lottery Technologies, Inc., and WMS Industries, Inc. All of these companies have developed gaming products and are either authorized to sell products or are in the licensing process in many U.S. gaming jurisdictions. All of Fortune's principal competitors are significantly larger, well established in the gaming industry and are better capitalized than Fortune, all of which factors could adversely affect Fortune's ability to compete.

      The most significant competitive factor influencing the purchase of gaming machines is player appeal followed by a mix of elements including service, price, reliability, technical capability and the financial condition and reputation of the manufacturer. Player appeal is key because it combines the machine design, hardware, software and play features that ultimately improve the earning power of gaming machines and the customer's return on investment.

Employees

    As of August 31, 2000, Fortune had 2 full-time employees and 1 part-time employee. Fortune's employees are not represented by a labor union. Fortune has
never  experienced  an  organized  work  stoppage,   strike  or  labor  dispute.
Management considers Fortune's relations with its employees to be good.

Properties

         Fortune leases office space at 333 Orville Wright Court, Las Vegas, Nevada at a monthly rental of $2,000. The lease on this space expires June 1, 2003.

                                   MANAGEMENT

      The following sets forth certain information  concerning the management of
Fortune:

      Name                    Age               Position

      Douglas R. Sanderson    54     President, Chief Executive Officer,
                                     Principal Financial Officer and a Director
      Roland M. Thomas        49     Chief Operating Officer
      Theodore Silvester, Jr. 53     Vice President and a Director
      Dick Anagnost           43     Director

      Each director holds office until his successor is duly elected by the stockholders. Executive officers serve at the pleasure of the Board of Directors.

      The following sets forth certain information concerning the past and present principal occupations of Fortune's officers and directors.

     Douglas R. Sanderson has been Fortune's President, Chief Executive Officer and a Director since June 2000. From June 1994 to March 1997 Mr. Sanderson was President of the Gaming Division of Sega Enterprises, Inc. From March 1997 to May 2000 Mr. Sanderson was President of Sega Gaming Technology, Inc.

     Roland M. Thomas has been Fortune's Chief Operating Officer since December 1998. Mr. Thomas has been involved in the management of product development, software, systems, technology project management and international corporate development for over 20 years. Between February 1996 and September 1998 Mr.
Thomas was the Chief Executive Officer of Casino Software Corporation. Since August 1993 Mr. Thomas has also been the President of ERT Technology Corp.

     Theodore Silvester, Jr. has been Fortune's Vice President and a Director since July 1999. Between March 1994 and September 1997 Mr. Silvester was the director of sales and marketing for Professional Video Association, Inc., a corporation which was acquired by Fortune in September 1997.

     Dick Anagnost has been a director of Fortune since February 2000. Mr. Anagnost has been involved in all aspects of real estate development, management and finance since 1979.

     Douglas R. Sanderson, Roland Thomas, and Theodore Silvester, Jr. devote substantially all of their time on Fortune's business. Dick Anagnost, as a director, devotes only a minimal amount of time to Fortune.

Change in Management

      Beginning in December 1998 the management of Fortune changed. The following provides certain information concerning the dates of service of the former and present management of Fortune.

                                                                Periods of
Name                           Position                           Service

David B. Jackson          President and a Director             8/97 to 12/98

D. Bruce Horton           Chief Financial Officer,             8/97 to 7/99
                          Secretary and Director

William M. Danton         President and a Director             12/98 to 6/00

Roland M. Thomas          Chief Operating Officer              Since 12/98

Theodore Silvester, Jr.   Vice President and a Director        Since 7/99

Dick Anagnost             Director                             Since 2/2000

Douglas R. Sanderson      President, Chief Executive           Since 6/2000
                          Officer and a Director

Executive Compensation

      The following table sets forth in summary form the compensation received by (i) the Chief Executive Officer of Fortune and (ii) by each other executive officer of Fortune who received in excess of $100,000 during the fiscal year ended December 31, 1999.

                                              Other
                                              Annual    Restricted     Options
    Name and          Fiscal Salary  Bonus   Compen-      Stock        Granted
Principal Position     Year   (1)     (2)    sation (3)  Awards (4)      (5)
------------------    -----  -----    ---   -----------  ----------    -------

William M. Danton,    1999  $125,000   --       --         --             --
President and Chief   1998  $125,000   --       --         --        250,000
Executive Officer                 --     --     --         --             --
between December 1998
and June 2000

(1) The dollar value of base salary (cash and non-cash) received. Amounts in the table represent salary which was accrued for Mr. Danton but which had not been paid to Mr. Danton as of December 31, 2000.

(2)   The dollar value of bonus (cash and non-cash) received.

(3) Any other annual compensation not properly categorized as salary or bonus, including perquisites and other personal benefits, securities or property.

(4) Amounts reflect the value of the shares of Fortune's common stock issued as compensation for services.

      The table below shows the number of shares of Fortune's common stock beneficially owned by the officers listed in the table and the value of such shares as of December 31, 1999. The closing bid price of Fortune's common stock on December 31, 1999 was $0.52.

      Name                          Shares               Value

      William M. Danton            995,000             $517,400

(5) The shares of common stock to be received upon the exercise of all stock options granted during the fiscal years shown in the table.

   The following shows the amounts which Fortune expects to pay to its officers during the year ending December 31, 2000 and the time which Fortune's officers plan to devote to Fortune's business. With the exception of Douglas Sanderson, Fortune does not have employment agreements with any of its officers.

                                Proposed                Time to be Devoted
Name                         Compensation             To Company's Business

Douglas R. Sanderson           $200,000                       100%
Roland M. Thomas               $ 90,000                       100%
Theodore Silvester, Jr.        $ 90,000                       100%

Employment Contracts

     In May 2000 Fortune entered into an employment agreement with Douglas R. Sanderson. The employment agreement provides for the following:

1.    Term of five years.

2. Annual salary of $200,000, plus bonuses as may be approved by Fortune's Board of Directors.

3.   Automobile allowance of $200 per month.

4. Two weeks of paid vacations and the right to participate in any group medical, group life insurance or any other employee benefit plan that the Company may, from time to time, maintain.

5.   Reimbursement for country club dues in the amount of $450 per month.

6.   Disability benefits.

7. Premium payments for a $300,000 term life insurance policy with the beneficiary to be designated by Mr. Sanderson.

8. Options to purchase 1,000,000 shares of Fortune's common stock. See "Options Granted During Current Fiscal Year" below for more information concerning these options.

      In the event Mr. Sanderson is terminated without cause or Mr. Sanderson resigns due to constructive termination Fortune would be required to pay Mr. Sanderson his base salary as well as any benefits that Mr. Sanderson would otherwise have received under any group medical, group life or similar plan maintained by Fortune for its employees. For purposes of the employment agreement the term "constructive termination" means:

o There is a material change in Mr. Sanderson's authority, duties or activities,
o Mr. Sanderson is removed as Chairman of the Board of Directors or as Fortune's Chief Executive Officer,
o Mr. Sanderson's salary or his benefits under any employee benefit plan or program are reduced,
o Mr. Sanderson's office is relocated outside of the Las Vegas, Nevada metropolitan area, or
o Any successor to Fortune fails to assume Fortune's obligations under the employment agreement.

      Fortune does not have any employment contracts with any of its other executive officers.

Long Term Incentive Plans - Awards in Last Fiscal Year

         None.

Employee Pension, Profit Sharing or Other Retirement Plans

      Except as provided in Fortune's employment agreements with its executive officers, Fortune does not have a defined benefit, pension plan, profit sharing or other retirement plan, although Fortune may adopt one or more of such plans in the future.

Compensation of Directors

      Standard Arrangements. At present Fortune does not pay its directors for attending meetings of the Board of Directors, although Fortune expects to adopt a director compensation policy in the future. Fortune has no standard arrangement pursuant to which directors of Fortune are compensated for any services provided as a director or for committee participation or special assignments.

      During the year ended December 31, 1999 Fortune issued 150,000 shares of its common stock to Dick Anagnost, a director of Fortune, for services rendered.

      With the exception of the foregoing, and except as disclosed elsewhere in this report, no director of Fortune received any form of compensation from Fortune during the year ended December 31, 1999.

Compensation Committee Interlocks and Insider Participation

      Fortune does not have an Audit Committee or a compensation committee.

Stock Options

Fortune did not issue any options to any officer or director in 1999.

Option Exercises in Last Fiscal Year and Option Values

                                               Number of
                                               Securities         Value of
                                              Underlying         Unexercised
                                              Unexercised        In-the-Money
                                               Options at          Options at
                  Shares                       December 31,        December 31,
               Acquired on     Value        1999 Exercisable/   999 Exercisable/
Name           Exercise (1)  Realized (2)    Unexercisable (3) Unexercisable (4)
----           ------------  ------------   -----------------  -----------------

William M. Danton    --           --            250,000/--           -/-
Roland M. Thomas     --           --            200,000/--           -/-

(1) The number of shares received upon exercise of options during the fiscal year ended December 31, 1999.

(2) With respect to options exercised during Fortune's fiscal year December 31, 1999, the dollar value of the difference between the option exercise price and the market value of the option shares purchased on the date of the exercise of the options.

(3) The total number of unexercised options held as of December 31, 1999, separated between those options that were exercisable and those options that were not exercisable. All options held at December 31, 1999 are presently exercisable.

(4) For all unexercised options held as of December 31, 1999, the excess of the market value of the stock underlying those options (as of December 31, 1999) and the exercise price of the option. All options held at are presently exercisable.

Options Granted During Current Fiscal Year

                             Shares Issuable     Option
                              Upon Exercise      Exercise       Expiration
                                of Option         Price             Date

Douglas R. Sanderson            500,000            $0.20          4/30/10

Douglas R. Sanderson            500,000            $0.10          4/30/10

      The options held by Mr. Sanderson were granted pursuant to Fortune's Non-Qualified Stock Option Plan.

      The options to purchase 500,000 shares at $0.10 per share may not be exercised by Mr. Sanderson until he has completed one full year of employment with Fortune.

      Mr. Sanderson may not exercise options to purchase more than 500,000 shares until Mr. Sanderson either (i) obtains a Nevada Gaming License or (ii) has been employed by Fortune for three full years and during such time Fortune has not required Mr. Sanderson to obtain a Nevada Gaming License.

     If Mr. Sanderson voluntarily terminates his employment with Fortune he will have 90 days from his last day of employment to exercise his options.

Employee Pension, Profit Sharing or Other Retirement Plans

      Except as provided in Fortune's employment agreements with its executive officers, Fortune does not have a defined benefit, pension plan, profit sharing or other retirement plan, although Fortune may adopt one or more of such plans in the future.

Compensation of Directors

      Standard Arrangements. At present Fortune does not pay its directors for attending meetings of the Board of Directors, although Fortune expects to adopt a director compensation policy in the future. Fortune has no standard arrangement pursuant to which directors of Fortune are compensated for any services provided as a director or for committee participation or special assignments.

      Except as disclosed elsewhere in this proxy statement no director of Fortune received any form of compensation from Fortune during the year ended December 31, 1998.

Stock Option and Bonus Plans

      Fortune has an Incentive Stock Option Plan, a Non-Qualified Stock Option Plan and Stock Bonus Plan. A summary description of each Plan follows. In some cases these three Plans are collectively referred to as the "Plans".

Incentive Stock Option Plan.

      The Incentive Stock Option Plan authorizes the issuance of options to purchase up to 2,000,000 shares of Fortune's common stock. Only officers and employees of Fortune may be granted options pursuant to the Incentive Stock Option Plan.

      In order to qualify for incentive stock option treatment under the Internal Revenue Code, the following requirements must be complied with:

      1.   Options granted pursuant to the Plan must be exercised no later than:

      (a) The expiration of thirty (30) days after the date on which an option holder's employment by Fortune is terminated.

      (b) The expiration of one year after the date on which an option holder's employment by Fortune is terminated, if such termination is due to the Employee's disability or death.

      2. In the event of an option holder's death while in the employ of Fortune, his legatees or distributees may exercise (prior to the option's expiration) the option as to any of the shares not previously exercised.

      3. The total fair market value of the shares of common Stock (determined at the time of the grant of the option) for which any employee may be granted options which are first exercisable in any calendar year may not exceed $100,000.

      4. Options may not be exercised until one year following the date of grant. Options granted to an employee then owning more than 10% of the common stock of Fortune may not be exercisable by its terms after five years from the date of grant.

      5. The purchase price per share of common stock purchasable under an option is determined by the Committee but cannot be less than the fair market value of the common stock on the date of the grant of the option (or 110% of the fair market value in the case of a person owning Fortune's stock which represents more than 10% of the total combined voting power of all classes of stock).

Non-Qualified Stock Option Plan.

      The Non-Qualified Stock Option Plans authorize the issuance of options to purchase up to 5,000,000 shares of Fortune's common stock. Fortune's employees, directors, officers, consultants and advisors are eligible to be granted options pursuant to the Plan, provided however that bona fide services must be rendered by such consultants or advisors and such services must not be in connection with the offer or sale of securities in a capital-raising transaction. The option exercise price is determined by the Committee but cannot be less than the market price of Fortune's common stock on the date the option is granted.

Stock Bonus Plan.

      Up to 500,000 shares of common stock may be granted under the Stock Bonus Plans. Such shares may consist, in whole or in part, of authorized but unissued shares, or treasury shares. Under the Stock Bonus Plan, Fortune's employees, directors, officers, consultants and advisors are eligible to receive a grant of Fortune's shares; provided, however, that bona fide services must be rendered by consultants or advisors and such services must not be in connection with the offer or sale of securities in a capital-raising transaction.

Other Information Regarding the Plans.

      The Plans are administered by Fortune's Board of Directors. The Board of Directors has the authority to interpret the provisions of the Plans and supervise the administration of the Plans. In addition, the Board of Directors is empowered to select those persons to whom shares or options are to be granted, to determine the number of shares subject to each grant of a stock bonus or an option and to determine when, and upon what conditions, shares or options granted under the Plans will vest or otherwise be subject to forfeiture and cancellation.

      In the discretion of the Board of Directors, any option granted pursuant to the Plans may include installment exercise terms such that the option becomes fully exercisable in a series of cumulating portions. The Board of Directors may also accelerate the date upon which any option (or any part of any options) is first exercisable. Any shares issued pursuant to the Stock Bonus Plan and any options granted pursuant to the Incentive Stock Option Plan or the Non-Qualified Stock Option Plan will be forfeited if the "vesting" schedule established by the Board of Directors at the time of the grant is not met. For this purpose, vesting means the period during which the employee must remain an employee of Fortune or the period of time a non-employee must provide services to Fortune.
At the time an employee ceases working for Fortune (or at the time a non-employee ceases to perform services for Fortune), any shares or options not fully vested will be forfeited and cancelled. In the discretion of the Board of Directors payment for the shares of common stock underlying options may be paid through the delivery of shares of Fortune's common stock having an aggregate fair market value equal to the option price, provided such shares have been owned by the option holder for at least one year prior to such exercise. A combination of cash and shares of common stock may also be permitted at the discretion of the Board of Directors.

      Options are generally non-transferable except upon death of the option holder. Shares issued pursuant to the Stock Bonus Plan will generally not be transferable until the person receiving the shares satisfies the vesting requirements imposed by the Board of Directors when the shares were issued.

      The Board of Directors of Fortune may at any time, and from time to time, amend, terminate, or suspend one or more of the Plans in any manner it deems appropriate, provided that such amendment, termination or suspension cannot adversely affect rights or obligations with respect to shares or options previously granted. The Board of Directors may not, without shareholder approval: make any amendment which would materially modify the eligibility requirements for the Plans; increase or decrease the total number of shares of common stock which may be issued pursuant to the Plans except in the case of a reclassification of Fortune's capital stock or a consolidation or merger of Fortune; reduce the minimum option price per share; extend the period for granting options; or materially increase in any other way the benefits accruing to employees who are eligible to participate in the Plans.

      The Plans are not qualified under Section 401(a) of the Internal Revenue Code, nor are they subject to any provisions of the Employee Retirement Income Security Act of 1974.

Summary.

      The following sets forth certain information as of August 31, 2000, concerning the stock options and stock bonuses granted by Fortune pursuant to its Plans. Each option represents the right to purchase one share of Fortune's common stock.

                                        Shares
                        Total Shares  Reserved for    Shares      Remaining
                         Reserved     Outstanding   Issued As   Options/Shares
Name of Plan            Under Plan     Options      Stock Bonus    Under Plan
------------             ----------   ----------    -----------   -------------

Incentive Stock Option
  Plan                     2,000,000          --          N/A     2,000,000
Non-Qualified Stock
    Option Plan            5,000,000   1,950,000          N/A     3,050,000
Stock Bonus Plan             500,000         N/A           --       500,000

Transactions with Related Parties.

     See  "Business"  for  information   concerning  Fortune's   acquisition  of
Professional Video Association, Inc. ("PVA"). William Danton, an officer and director of Fortune, was a controlling shareholder of PVA.

     See "Business" for information concerning Fortune's acquisition of the Rainbow 21 game from Rainbow, Inc. Theodore Silvester, Jr., an officer and director of Fortune, owns 20% of Team Rainbow, Inc.

                             PRINCIPAL SHAREHOLDERS

    The following table sets forth, as of August 31, 2000, information with respect to the only persons owning beneficially 5% or more of the outstanding common stock and the number and percentage of outstanding shares owned by each director and officer and by Fortune's officers and directors as a group. Unless otherwise indicated, each owner has sole voting and investment powers over his shares of common stock.

                                       Number of             Percent of
Name and Address                        Shares (1)               Class

Douglas R. Sanderson                        --                     --
333 Orville Wright Court
Las Vegas, NV 89119

Roland M. Thomas                            --                     --
2700 East Sunset Road
Suite #39
Las Vegas, NV 89120

Theodore Silvester, Jr.                 35,000 (2)                  *
144 Elm Street, 2nd floor
Suite 16
Biddeford, ME 04005

Dick Anagnost                          150,000                      *
730 Pine Street
Manchester, NH 03104-3108

William M. Danton                     1,245,000 (3)              4.8%
144 Elm Street, 2nd floor
Suite 16
Biddeford, ME 04005

Officers and Directors as a             185,000                     *
Group (4 persons)

*    Less than 1%

(1) Excludes shares issuable prior to September 30, 2000 upon the exercises of options granted to the following persons:

                             Shares Issuable
                             Upon Exercise       Option        Expiration
     Name                      of Option      Exercise Price   Date of Option

 Douglas R. Sanderson           500,000           $0.20          4/30/10
 Roland M. Thomas               200,000           $0.90          5/22/03
 Theodore Silvester, Jr.        125,000           $0.90          5/22/03
 Dick Anagnost                       --              --               --
 William M. Danton              250,000           $0.90          5/22/03


(2) Excludes 870,000 shares held by Team Rainbow, Inc., a corporation in which Mr. Sylvester owns a 20% interest.
(3) Shares are registered in the name of WWT&T Ltd. Mr. Danton may be considered the beneficial owner of these shares.

                              SELLING SHAREHOLDERS

      This prospectus relates the sale of shares of Fortune's common stock by certain owners of such shares. The shares were issued by Fortune in various private offerings for cash, services rendered, and in settlement of amounts owed by Fortune to various third parties.

      The owners of the common stock to be sold by means of this prospectus are referred to as the "selling shareholders".

      Fortune will not receive any proceeds from the sale of the shares by the selling shareholders. The selling shareholders may resell the shares they acquire by means of this prospectus from time to time in the public market. The costs of registering the shares offered by the selling shareholders are being paid by Fortune. The selling shareholders will pay all other costs of the sale of the shares offered by them.

      The following table identifies the selling shareholders and the shares which are being offered for sale by the selling shareholders.

                                     Shares     Shares to Be          Share
                                   Presently      Sold in this     Ownership
Name                                 Owned         Offering      After Offering

WWT&T, Ltd.                      1,245,000      1,245,000                --

Anastasia Danton                   470,000        470,000                --

Jones Gable & Company Limited       12,700         12,700                --

Pro Genesis Securities, Inc.        12,700         12,700                --

Andrew Kaneb                       150,000        150,000                --

Dick Anagnost                      150,000        150,000                --

C. Wesley Gardner, Jr.              25,000         25,000                --

David J. Day                       200,000        200,000                --

Ken P. Gelinas                      40,000         40,000

James G. Baldini                    71,429         71,429                --

William H. Kelley                   42,857         42,857                --

John J. Collins                     29,796         29,796                --

                                     Shares     Shares to Be          Share
                                   Presently      Sold in this     Ownership
Name                                 Owned         Offering      After Offering

Paul D. Kaneb Limited Partnership  375,887        375,887                --

Richard Chase                       10,000         10,000                --

Stephen F. Talarico                 20,000         20,000                --

Talarico Companies, Inc.            50,000         50,000                --

Jeffrey A. Denner                   60,000         60,000                --

Steven W. Schubert                  20,000         20,000                --

Team Rainbow, Inc.                 870,000        870,000                --

Sentry Fortress Enterprises, Inc.  150,000        150,000                --

Theodore Silvester, Jr.             35,000         35,000                --

William E. Gilmore Jr. Family LLC  300,000        300,000                --

Jeffrey Fox                         22,000         22,000                --

WSC Financial Services             200,000        200,000                --

Peter C. Mourmouras                 14,000         14,000                --

James D. Reid                       20,000         20,000                --

Genesis Investment Group            68,521         68,521                --

Genesis Millennium Capital, LLC  1,642,857      1,642,857                --

WWT&T, Ltd.                        250,000        250,000                --

Worldwide American Technical
  Services                         875,000        875,000                --

Worldwide American Cadmium, LTD    925,000        925,000                --

Encore Enterprises, LTD            875,000        875,000                --

Chromatin, Inc.                    757,143        757,143                --

Independent Security, LTD          600,000        600,000                --

Ted W. Tarter Jr.                  300,000        300,000                --

B. Benedet Holdings, Inc.           50,000         50,000                --
                              ------------     -----------
                                10,930,890     10,930,890

      WWT&T is affiliated with William Danton, a former officer and director of Fortune.

      Manner of Sale. The shares of common stock owned, or which may be acquired, by the selling shareholders may be offered and sold by means of this prospectus from time to time as market conditions permit in the over-the-counter market, or otherwise, at prices and terms then prevailing or at prices related to the then-current market price, or in negotiated transactions. These shares may be sold by one or more of the following methods, without limitation:

o a block trade in which a broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
o purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;
o ordinary brokerage transactions and transactions in which the broker solicits purchasers; and
o face-to-face transactions between sellers and purchasers without a broker/dealer.

      In effecting sales, brokers or dealers engaged by the selling shareholders may arrange for other brokers or dealers to participate. Such brokers or dealers may receive commissions or discounts from selling shareholders in amounts to be negotiated.

      The selling shareholders and any broker/dealers who act in connection with the sale of the Shares hereunder may be deemed to be "underwriters" within the meaning of ss.2(11) of the Securities Acts of 1933, and any commissions received by them and profit on any resale of the Shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act. Fortune has agreed to indemnify the selling shareholders and any securities broker/dealers who may be deemed to be underwriters against certain liabilities, including liabilities under the Securities Act as underwriters or otherwise.

      Fortune has advised the selling shareholders that they and any securities broker/dealers or others who may be deemed to be statutory underwriters will be subject to the prospectus delivery requirements under the Securities Act of 1933. Fortune has also advised each Selling Shareholder that in the event of a "distribution" of the shares owned by the Selling Shareholder, such Selling Shareholder, any "affiliated purchasers", and any broker/dealer or other person who participates in such distribution may be subject to Rule 102 under the Securities Exchange Act of 1934 ("1934 Act") until their participation in that distribution is completed. Rule 102 makes it unlawful for any person who is participating in a distribution to bid for or purchase stock of the same class as is the subject of the distribution. A "distribution" is defined in Rule 102 as an offering of securities "that is distinguished from ordinary trading transactions by the magnitude of the offering and the presence of special selling efforts and selling methods". Fortune has also advised the selling shareholders that Rule 101 under the 1934 Act prohibits any "stabilizing bid" or "stabilizing purchase" for the purpose of pegging, fixing or stabilizing the price of the common stock in connection with this offering.

                            DESCRIPTION OF SECURITIES

Common Stock

      Fortune is authorized to issue 40,000,000 shares of common stock. Holders of common stock are each entitled to cast one vote for each share held of record on all matters presented to shareholders. Cumulative voting is not allowed; hence, the holders of a majority of the outstanding common stock can elect all directors.

      Holders of common stock are entitled to receive such dividends as may be declared by the Board of Directors and, in the event of liquidation, to shares pro rata in any distribution of Fortune's assets after payment of liabilities. The Board of Directors is not obligated to declare a dividend. It is not anticipated that dividends will be paid in the foreseeable future.

      Holders of common stock do not have preemptive rights to subscribe to additional shares if issued by Fortune. There are no conversion, redemption, sinking fund or similar provisions regarding the common stock. All of the outstanding shares of common stock are fully paid and nonassessable.

Preferred Stock

      Fortune is authorized to issue up to 5,000 shares of preferred stock. Fortune's Articles of Incorporation provide that the Board of Directors has the authority to divide the preferred stock into series and, within the limitations provided by Delaware statute, to fix by resolution the voting power, designations, preferences, and relative participation, special rights, and the qualifications, limitations or restrictions of the shares of any series so established. As the Board of Directors has authority to establish the terms of, and to issue, the preferred stock without shareholder approval, the preferred stock could be issued to defend against any attempted takeover of Fortune.

      In October 1997 Fortune's Board of Directors established Fortune's Series A, Series B and Series C Preferred Stock. Fortune then acquired all of the issued and outstanding shares of Fortune Entertainment Corporation, a corporation organized under the laws of the Bahamas ("Fortune/Bahamas") for 1,090,464 shares of common stock, 1,090,464 shares of Series A Preferred Stock, 1,090,4664 shares of Series B Preferred Stock, 1,090,464 shares of Series C Preferred Stock. Each share of Fortune's Preferred Stock is, at the option of the holder, convertible into one share of Fortune's common stock. As of June 30, 2000, 28,143 shares of Series A Preferred Stock, 28,143 shares of Series B Preferred Stock, and 32,143 shares of Series C Preferred Stock had not been converted into shares of Fortune's common stock and remained outstanding.

      The holders of Fortune's Series A, Series B and Series C Preferred Stock, in preference to the holders of Fortune's common stock, are entitled to receive, when, as and if declared by the Board of Directors, annual dividends payable in cash on the 1st day of January, in each year, commencing on January 15, 1998, at the rate of $0.01 per share per year. Dividends which are not declared do not accrue. Dividends not declared do not cumulate. Accrued, but unpaid dividends do not bear interest. Fortune has not declared, and does not plan to declare, any dividends on its outstanding shares of preferred stock.

Transfer Agent Continental Stock Transfer & Trust Company is the transfer agent for Fortune's common stock.

                                     EXPERTS

      The audited consolidated balance sheet of Fortune Entertainment Corporation as of December 31, 1999, and the related Statements of Operations, of Changes in Deficiency in Assets and of Cash Flows for the year ended December 31, 1999, included herein have been audited by Gordon, Harrington & Osborn, PC, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

                                   LITIGATION

      Fortune's subsidiary, Fortune Entertainment Corporation of British Columbia, Canada, commenced an action in the Vancouver Registry of the Supreme Court of British Columbia on May 6, 1998 against Advanced Gaming Technology, Inc. to recover $990,000 as a debt owed by defendant to plaintiff pursuant the defendant's written agreement made March 30, 1998 to pay plaintiff $990,000 to repurchase from plaintiff the plaintiff's right to participate in defendant's interest in a United Kingdom bingo project. The Plaintiff intends to make an application to the Supreme Court of British Columbia for a summary trial of the action. See Note 5 of Notes to Consolidated Financial Statements.

      With the exception of the foregoing, Fortune is not involved in any legal proceedings.

                                 INDEMNIFICATION

      Section 145 of the Delaware General Corporation Law permits a corporation to grant indemnification to directors, officers, employees and other agents in terms sufficiently broad to permit indemnification under certain circumstances for liabilities, including expenses, arising in connection with the Securities Exchange Act of 1934, as amended, and the Securities Act of 1934, as amended. Pursuant to its Certificate of Incorporation and Bylaws, Fortune is empowered to indemnify its directors and officers to the fullest extent permitted by law.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 or the Securities Exchange Act of 1934 may be permitted to directors, officers or persons controlling Fortune pursuant to the foregoing provisions, Fortune has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and the Securities Exchange Act of 1934 and is therefore unenforceable.

                              AVAILABLE INFORMATION

         Fortune is subject to the informational requirements of the Securities Exchange Act of l934 and in accordance therewith is required to file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Copies of any such reports, proxy statements and other information filed by Fortune can be inspected and copied at the public reference facility maintained by the Securities and Exchange Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. and at the Securities and Exchange Commission's Regional offices in New York (7 World Trade Center, Suite 1300, New York, New York 10048) and Chicago (Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511). Copies of such material can be obtained from the Public Reference Section of the Securities and Exchange Commission at its office in Washington, D.C. 20549 at prescribed rates. Certain information concerning Fortune is also available at the Internet Web Site maintained by the Securities and Exchange Commission at www.sec.gov Fortune has filed with the Securities and Exchange Commission a Registration Statement on Form SB-2 (together with all amendments and exhibits) under the Securities Act of 1933, as amended (the "Act"), with respect to the Securities offered by this prospectus. This prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Securities and Exchange Commission. For further information, reference is made to the Registration Statement.

FORTUNE ENTERTAINMENT
CORPORATION

                        CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 1999 and 1998

                          Independent Auditors' Report


To the Shareholders of
Fortune Entertainment Corporation


We have audited the accompanying consolidated balance sheet of Fortune Entertainment Corporation (a development stage enterprise) as of December 31, 1999 and the related consolidated statements of operations, stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of Fortune Entertainment Corporation as of December 31, 1998, were audited by other auditors whose report dated February 12, 1999, on those statements included an explanatory paragraph that described the development stage of the enterprise as discussed in Note 1 to the financial statements.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the 1999 financial statements referred to above present fairly, in all material respects, the consolidated financial position of Fortune Entertainment Corporation as of December 31, 1999, and the consolidated results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company is in the development stage, has no established source of revenue and is dependent on its ability to raise capital from its shareholders or other sources to sustain operations. These factors, along with other matters as set forth in Note 1, raise substantial doubt that the Company will be able to continue as a going concern. Management's plans regarding those matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


North Andover, MA
April 12, 2000
                                            GORDON, HARRINGTON & OSBORN, PC
                                            Certified Public Accounts

                        FORTUNE ENTERTAINMENT CORPORATION
                        (A development stage enterprise)

                           CONSOLIDATED BALANCE SHEET
                      (See Basis of Presentation - Note 1)
                           December 31, 1999 and 1998

                    ASSETS                             1999             1998
                                                       ----             ----
Current:
   Cash                                          $    22,397       $  353,543
   Accounts receivable                                 2,635           22,423
   Prepaid expenses and other current assets              --            8,598
                                               ----------------  ------------
                                                      25,032          384,564
     Total current assets

Deposits                                               9,879            9,879
Investments                                        1,356,658        1,183,751
Property and equipment, net of accumulated            73,146           90,978
  depreciation of $39,973 and $22,141,
  respectively.
Goodwill, net of accumulated amortization of
  $135,824, and $74,624, respectively.               477,636          538,836
Intellectual property, net of accumulated
  amortization of $1,208,198 and $594,198,
  respectively                                     4,933,789        5,547,789
                                                 -----------        ---------

     Total assets                               $  6,876,140       $7,755,797
                                                 ===========        =========

     LIABILITIES AND STOCKHOLDERS' EQUITY

Current:
   Accounts payable and accrued liabilities    $     385,134      $   604,704
   Due to related parties                          1,072,491          595,980
   Loans payable                                     370,000          470,000
   Purchase consideration payable                    405,000          923,750
                                                ------------       ----------
     Total current liabilities                     2,232,625        2,594,434

   Purchase consideration payable                         --          231,250
                                               ---------------     ----------

     Total liabilities                             2,232,625        2,825,684
                                                   ---------        ---------
Commitments and contingencies

Stockholders' Equity:
   Share stock
     Common stock, $0.0001 par value,
      30,000,000 authorized, 18,093,615 and
      13,925,256 respectively issued and
      outstanding                                      1,810            1,393
     Preferred stock, $0.0001 par value,
       convertible
       Class A, B and C Preferred stock:
       5,000,000 authorized, 32,864; 32,864;
       36,864 (1998 - 130,864; 231,864;
       488,578) issued and outstanding,
       respectively                                       10               85
   Additional paid in capital                     10,795,642        9,017,958
   Share stock to be issued                          138,703          210,000
   Stock based compensation                          465,000          465,000
   Accumulated deficit                            (6,757,650)      (4,764,323)
                                                 -----------        ---------
     Total stockholders' equity                    4,643,515        4,930,113
                                                 -----------        ---------

     Total liabilities and stockholders'        $  6,876,140       $7,755,797
     equity                                      ===========        =========

                        FORTUNE ENTERTAINMENT CORPORATION
                        (A development stage enterprise)

                      CONSOLIDATED STATEMENT OF OPERATIONS
                           December 31, 1999 and 1998

                                                                 Period from
                                                                  August 25,
                                                                     1997
                                     Year Ended     Year Ended   (inception) to
                                   December 31,   December 31,   December 31,
                                       1999           1998           1999
                                       ----           ----           ----
Expenses:
   Amortization of intangible
        assets                      $   675,200   $   655,543     $ 1,344,021
   Bank charges and interest            107,618       106,138         221,803
   Depreciation                          17,832        18,163          40,305
   Foreign exchange (gain) loss          (6,124)       (2,795)         (4,238)
   General and administration           182,856       115,908         320,326
   Legal and accounting                 485,075       308,622         853,351
   Management fees                      255,000       319,103         700,153
   Office and miscellaneous              25,656       376,822         420,612
   Consulting fees                      159,771       709,850         914,782
   Rent                                  51,277        63,003         122,795
   Salaries and wages                         -        66,834         101,545
   Stock based compensation                   -       465,000         465,000
   Travel, promotion and
    entertainment                        40,480       106,018         224,496
                                    -----------    ----------      ----------
                                      1,994,641     3,308,209       5,724,951
                                      ---------     ---------      ---------
Loss before the following:           (1,994,641)   (3,308,209)     (5,724,971)
Investment valuation reserve                  -             -      (1,034,013)
Interest income                           1,314             -           1,314
                                   ------------    ----------      ----------
     Loss for period                 (1,993,327)   (3,308,209)    (6,757,650)

Deficit, beginning of period         (4,764,323)   (1,456,114)             -
                                      ---------     ---------      ----------

Deficit, end of period              $(6,757,650)  $(4,764,323)   $(6,757,650)
                                      =========     =========      =========

Basic and diluted loss per share          (0.12)        (0.36)

                        FORTUNE ENTERTAINMENT CORPORATION
                        (A development stage enterprise)

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                           December 31, 1999 and 1998


                          Common Stock Preferred Stock
                    ----------------------------------------

                                                                                             Stock        Common
                         Number of           Number             Paid in    Accumulated       Based       Shares to
                           Shares    Amount  of Shares  Amount   Capital     Deficit      Compensation    be Issued       Total
                           ------   -------  ------     ------   -------     -------       ------------   ----------      -----

Balance, December 31,    4,265,920  $  427   3,271,392   $327  $1,547,188  $(1,456,114)     $      --    $1,675,000    $1,766,828
1997

Issuance of common stock 7,239,250     724                      7,470,770                                (1,675,000)    5,796,494
Conversion of preferred  2,420,086     242  (2,420,086)  (242)                                                                  -
    stock
Common stock to be                                                                                          210,000       210,000
     issued
Stock based compensation                                                                      465,000                     465,000
Loss for the period              -       -           -      -           -   (3,308,209)             -             -    (3,308,209)
                         ----------  ------ ---------    -----  ---------   -----------    ----------    -----------     ---------

Balance, December 31,    13,925,256   1,393   851,306       85  9,017,958   (4,764,323)       465,000       210,000     4,930,113
1998

Issuance of common stock 3,419,645      342                     1,777,684                                  (150,000)    1,628,026
Conversion of preferred    748,714       75  (748,714)     (75)                                                                 -
stock
Common stock to be                                                                                           78,703        78,703
issued
Loss for the period              -         -        -        -          -   (1,993,327)             -             -    (1,993,327)
                         ---------   ------- --------   -------  --------   ----------      ---------     ---------     ----------
Balance, December 31,   18,093,615    $1,810  102,592    $  10  10,795,642 $(6,757,650)      $465,000     $ 138,703    $4,643,515
  1999                    ==========   =====   =======     ====   ==========  =========        =======     =========     =========


                        FORTUNE ENTERTAINMENT CORPORATION
                        (A development stage enterprise)

               CONSOLIDATED STATEMENT OF CASH FLOWS For the years
                        ended December 31, 1999 and 1998

                                                              Period from August
                                    Year Ended     Year Ended        25, 1997
                                   December 31,   December 31,    (inception) to
                                       1999           1998     December 31, 1999
                                       ----           ----     -----------------
Operating activities:
   Net loss for period              $(1,993,327)  $(3,308,209)    $(6,757,650)
   Adjustments to reconcile net
    loss to net cash used in
    operating activities:
     Amortization of intangible
      assets                            675,200       655,543      1,344,021
     Depreciation                        17,832        18,163         40,305
     Investment valuation reserve             -             -      1,034,013
     Stock based compensation                 -       465,000        465,000
     Shares issued, or to be
      issued for services               113,793       210,020        323,813
     Changes in operating assets
      and liabilities:
     Accounts receivable                 19,788         5,760          2,635
     Prepaid expenses, deposits
      and other current assets            8,598         4,019         (9,879)
     Accounts payable and accrued
      liabilities                      (219,570)      857,914        712,775
                                      ---------    ----------     ----------

   Net cash used in operating
    activities                       (1,377,686)   (1,091,790)    (2,844,967)
                                      ---------     ---------      ---------

Investing activities:
   Acquisition of property and
    equipment                                 -       (41,334)       (47,351)
   Acquisition of investments          (172,907)   (1,071,250)    (1,288,171)
   Purchase price consideration
    payments                           (380,000)     (350,000)      (730,000)
   Business acquisitions, net of
    cash required                             -       (12,500)       (31,350)
                                              -   -----------    -----------

   Net cash used in investing
    activities                         (552,907)   (1,475,084)    (2,096,872)
                                      ---------     ---------      ---------

Financing activities:
   Proceeds from capital
    contributions                     1,089,326     2,147,900      3,657,510
   Share subscriptions received         133,610       150,000        133,610
   Borrowings under loans payable             -       262,403        347,074
   Advances from related parties        476,511       318,224        926,042
   Payment of loans
                                       (100,000)            -       (100,000)
                                     ----------       -------     ----------

   Net cash provided by financing
    activities                        1,599,447      2,878,527     4,964,236
                                      ---------      ---------     ---------

Net increase (decrease) in cash
  during the period                    (331,146)      311,653         22,397
Cash at beginning of period             353,543        41,890              -
                                     ----------   -----------   ---------------

Cash at end of period                   $22,397      $353,543       $22,397
                                        =======      ========      =========

                     The accompanying notes are an integral
                        part of the financial statements.

                        FORTUNE ENTERTAINMENT CORPORATION
                        (A development stage enterprise)

                          NOTES TO FINANCIAL STATEMENTS
                           December 31, 1999 and 1998

NOTE 1 - NATURE OF BUSINESS AND LIQUIDITY

Fortune Entertainment Corporation, a Delaware corporation (the "Company"), was incorporated on August 25, 1997. On September 16, 1997, the Company acquired all of the issued and outstanding share stock of FET, Inc. (a Colorado Corporation incorporated on August 19, 1997) for consideration of 2,175,456 common shares of the Company. As a result of this acquisition, the previous shareholders of FET, Inc., as a group, owned more than 50% of the issued and outstanding voting shares of the Company. Consequently, this business combination has been accounted for a reverse acquisition whereby FET, Inc. is deemed to have acquired the Company. Accordingly, the consolidated balance sheets of the Company are based upon the accounts of FET, Inc. at their historic net book value and the accounts of the Company at their estimated fair value at the time of the transaction. The estimated fair value of the Company at the time of the transaction was based upon an ascribed value of $0.10 per share for the 100 common shares of the Company that were outstanding prior to the transaction with FET, Inc.

The deemed acquisition of the Company by FET, Inc., based upon the Company's financial statements of the date of its incorporation on August 25, 1997 was as follows:

      Net assets acquired
         Cash                                            $10

      Deemed consideration
         100 shares of the Company
           outstanding prior to acquisition
           by FET, Inc.                                  $10

The Company is the surviving corporation and is committed to developing gaming and entertainment products for both the North American and International markets.

The Company's financial statements for the years ended December 31, 1999 and 1998 have been prepared on a going concern basis which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business for the foreseeable future. The company incurred a loss of $1,993,327 and $3,308,209 for the years ended December 31, 1999 and 1998, and as of December 31, 1999 and 1998 had a working capital deficiency of $2,207,593 and $2,209,870, respectively. The Company is still a development stage enterprise and is expected to incur substantial losses and expenditures prior to the commencement of full-scale operations in future years. The Company's working capital at December 31, 1999 will not be sufficient to meet such commitments. Management recognizes that the Company must obtain additional financial resources or consider a reduction in operating costs to enable it to continue operations with available resources and to commercialize its investments in the intellectual properties and patents relating to its two major assets - Rainbow 21 and Fortune Poker. The Company is pursuing licensing approvals for its technologies in various US states. In addition to the development of its current technologies, the Company is evaluating opportunities that would generate immediate cash flow for the Company.

                        FORTUNE ENTERTAINMENT CORPORATION
                        (A development stage enterprise)

                          NOTES TO FINANCIAL STATEMENTS
                           December 31, 1999 and 1998

NOTE 1 - NATURE OF BUSINESS AND LIQUIDITY (continued)

Management expects that these efforts will result in the introduction of other parties with interests and resources. However, no assurances can be given that the Company will be successful in raising additional capital. Further, there can be no assurance, assuming the Company successfully raises additional funds or enters into a business alliance, that the Company will achieve positive cash flow. If the Company is unable to obtain adequate additional financing or enter into such business alliance, management will be required to sharply curtail the Company's operating expenses. Accordingly, the Company's continuation as a going concern is in substantial doubt.

These financial statements do not include any adjustments to the carrying values and classification of assets and liabilities which may be necessary if the company is unable to continue its operations.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, Fortune Entertainment Corporation (Bahamas), Fortune Entertainment Corporation (British Columbia, Canada), and Fortune Poker, Inc. (Delaware) (formerly known as Professional Video Association, Inc.)

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual result could differ from these estimates.

Financial Instruments

Amounts reported for cash, accounts receivable, accounts payable and accrued liabilities, due to related parties, loans payable and purchase consideration payable are considered to approximate fair value primarily due to their short maturities. The investment in Sega Gaming Technology, Inc., (SGTI) a Private company, is recorded at cost.

As of April 3, 2000, SGTI and SEGA Enterprises have agreed; along with SGTI shareholders (of which the Company is one), to sell the SGTI stock to SEGA Enterprises for $8.00 per share.

Property and Equipment

Property and equipment are stated at cost and are being depreciated on a straight-line basis over the estimated useful lives of the related assets (2 - 5 years). Leasehold improvements are amortized on a straight-line basis over the shorter of the remaining lease term or the estimated lives.

                        FORTUNE ENTERTAINMENT CORPORATION
                        (A development stage enterprise)

                          NOTES TO FINANCIAL STATEMENTS
                           December 31, 1999 and 1998

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Income Taxes

The Company uses the liability method of accounting for income taxes, Under this method, deferred tax assets and liabilities are determined based on the difference between financial statement and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that are expected to be in effect when the differences are expected to reverse. Recognition of deferred tax assets is limited to amounts considered by management to be more likely than not of realization in future periods.

Advertising costs

Advertising costs are expensed as incurred.

Investments and Accounting for Impairment of Long-Lived Assets

Investments are recorded at the lesser of historical cost or net recoverable value. The Company continually evaluates whether events and circumstances have occurred indicating the remaining estimated useful life of long-lived assets may warrant revision, or long-lived asset balances may not be recoverable. If factors indicate long-lived assets have been impaired, the Company uses an estimate of the remaining value of the long-lived assets in measuring recoverability. Unrecoverable amounts are charged to operations in the applicable period.

Goodwill and Intellectual Property

Goodwill  is  being  amortized  on  a   straight-line   basis  over  ten  years.
Intellectual Property, consisting of Fortune Poker and Rainbow 21, is amortized on a straight-line basis over ten years.

Stock-Based Compensation

The Company accounts for stock-based compensation based on the provisions Of Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation". This statement establishes financial accounting and reporting standards for stock-based employee compensation plans and allows companies to choose either: 1) a fair value method of valuing stock-based compensation which will effect reported net income; or 2) to follow the existing accounting rules for stock-based compensation but disclose what the impact would have been had the fair value method been adopted. The Company elected the disclosure option (see Note 9).

Computation of Loss per Common Share

Basic loss per share is computed by dividing the net loss attributable to common stockholders by the weighted average number of common shares outstanding for that period. Diluted loss per share is

                        FORTUNE ENTERTAINMENT CORPORATION
                        (A development stage enterprise)

                          NOTES TO FINANCIAL STATEMENTS
                           December 31, 1999 and 1998

computed giving effect to all dilutive potential common shares that were outstanding during the period. As of December 31, 1999 and 1998, the diluted loss per share will be equivalent to the basic loss per share since the company is in a loss position.

NOTE 3 - BUSINESS ACQUISITIONS

Fortune Entertainment Corporation (Bahamas)

On October 14, 1997 the Company acquired all of the issued and outstanding share
stock  of  Fortune  Entertainment  Corporation  (Bahamas),   ("FECB"),  for  the
following Consideration:

                                                 # of shares
Purchase price                                                     $1,542,657

Consideration given:
Common Stock                                       1,094,464          385,665
Series A Preferred Stock                           1,094,464          385,664
Series B Preferred Stock                           1,094,464          385,664
Series C Preferred Stock                           1,094,464          385,664
                                                                   ----------
                                                                   $1,542,657

All of the Preferred Stock is convertible at specific dates as described in Note
9. The value ascribed to the shares as shown above represents the value of the issued and outstanding share stock of FECB immediately prior to the transaction.

The purchase price has been allocated according to the estimated fair values of the assets and liabilities of FECB as follows:

Cash                                                             $     26,150
Accounts receivable                                                    17,268
Prepaid expenses                                                       10,123
Property and equipment                                                 66,100
Investment in Advanced Gaming Technology,
   Inc. (note 5)                                                      990,000
Fortune Poker (notes 3 and 4)                                         321,986
Accounts payable                                                      (23,480)
Loan payable                                                         (250,000)
Due to related parties                                               (228,950)
Goodwill on acquisition                                               613,460
                                                                   ----------
                                                                   $1,542,657

                        FORTUNE ENTERTAINMENT CORPORATION
                        (A development stage enterprise)

                          NOTES TO FINANCIAL STATEMENTS
                           December 31, 1999 and 1998

NOTE 3 - BUSINESS ACQUISITIONS (continued)

Fortune Poker, Inc. (formerly known as Professional Video Association, Inc.)
----------------------------------------------------------------------------

Pursuant to a Purchase and Sale Agreement (the "Agreement") dated September 5, 1997 with William Danton and Video Lottery Consultants, Inc. (the "Danton Group"), the Company acquired all of the remaining issued share stock of Fortune Poker, Inc. (Fortune Poker), formerly known as Professional Video Association, Inc. ("PVA"). Fortune Poker was originally formed to capitalize on the patented software invention ("Intellectual Property") of a skill poker software game known as PVA Electronic Tournament Poker. The entire purchase price has been allocated to Intellectual Property (see Note 4).

Details of this acquisition are as follows:
                                                 # of shares
Purchase Price                                                     $5,106,986
                                                                    ---------

Consideration:
Investment in Fortune Poker acquired in the
   FECB acquisition                                                   321,986
Cash paid to December 31, 1997 pursuant to
   the agreement                                                       35,000
                                                                  -----------
Sub-total

Cash payments due                                                   3,340,000
Common shares to be issued                           705,000        1,410,000
                                                                    ---------
                                                                   $5,106,986

All of the common  shares  have,  and are, to be issued at an ascribed  value of
$2.00 per share, that being the guaranteed amount pursuant to the "top-up-Provision" and accounted for pursuant to Emerging Issues Task Force Abstract 97-15.

The Agreement contains a "top-up provision" which provides that if during the period commencing on the date that all of the stock issued to the Danton Group becomes fully registered under the Securities Act of 1933 as amended (the "Trading Date"), and ending on a date 60 days after the Trading Date, the shares of the Company trading on the OTC Bulletin Board (the "Board") have not for 45 days had a closing bid price per share of at least $2.00, then, to the extent that the Danton Group stock is held on the 60th day, the Company must pay the Danton Group the difference between $2.00 per share and the greater of $0.50 per share and the average bid closing price of shares of the Company's stock trading on the Board for the 10 days preceding August 7, 1999. This difference was to be paid on or before August 15, 1999 in cash or stock. Any further stock issued pursuant to this top-UP provision will be recorded at no value since the shares issued have already been valued at their maximum amount of $2.00 per share.

During the year ended December 31, 1998, the Company elected to settle a portion of the cash payments due by issuing 1,142,500 shares valued at $2.00 per share in addition to the 705,000 shares

                        FORTUNE ENTERTAINMENT CORPORATION
                        (A development stage enterprise)

                          NOTES TO FINANCIAL STATEMENTS
                           December 31, 1999 and 1998

NOTE 3 - BUSINESS ACQUISITIONS (continued)

issued pursuant to the original purchase agreement. Of the remaining balance due, $705,000 is outstanding at December 31, 1998. The company amended the Agreement and has paid an additional $146,000 fee, and agreed to issue 100,000 common shares of the Company for, this amendment. These amounts, aggregating $200,000, have been expensed and are included in office and miscellaneous at December 31, 1998.

During the year ended December 31, 1999, the agreement was further amended as follows:

The Company issued no shares of commons stock to the Danton Group in 1999 and paid the Danton Group $300,000 in 1999.

The agreement with the Danton Group further requires the Company to pay the Danton Group the balance of $405,000 by April 30, 2000, pay the Danton Group 20% of all up-front licensing fees paid or payable to the Company with respect to the Fortune Poker game, and until the expiration of the Patent, or any renewals or extensions of the Patent, issue additional shares of its common stock to the Danton Group in an amount determined by the following formula:

                        Net earnings x Percentage
                           Average Share Price

Percentage is 4% in 2000, 5% in 2001 and 10% in 2002 and thereafter provided that the percentage will automatically increase to 10% if Net Earnings are at least $10,000,000.

Net earnings means the Company's earnings during each twelve month period ending December 31 from the revenues derived from the Fortune Poker game before income tax, depreciation and amortization.

Average Share Price means the average trading price of the Company's common stock for the last 30 trading days of the Company's fiscal year.

The Company has agreed to register for public sale the shares of its common stock issued pursuant to this within 180 days of their issuance.

The acquisition of Fortune Poker included the assumption of a Manufacturing Agreement. As amended April 24, 1998, the Manufacturing Agreement provides Amusement World, Inc. with the exclusive right to manufacture Fortune Poker terminals for the Company until April 23, 2008. The cost to the Company for each terminal will range from $2,700 to $3,600 depending upon the type of teminal ordered by the Company. The cost of the terminals will increase based upon increases in the Consumer Price Index. Although the Manufacturing Agreement provides that a minimum of 333

                        FORTUNE ENTERTAINMENT CORPORATION
                        (A development stage enterprise)

                          NOTES TO FINANCIAL STATEMENTS
                           December 31, 1999 and 1998

NOTE 3 - BUSINESS ACQUISITIONS (continued)

terminals are required to be purchased from Amusement World during each of the twelve month periods ending April 23, 1999, 2000 and 2001 and as of December 31, 1999, no terminals have been purchased. The agreement relates to class II devices which are not yet approved.

Team Rainbow, Inc.

Pursuant to an Asset Acquisition Agreement (the "Agreement") effective July 31, 1998, with Team Rainbow Inc. ("TRI"), the Company purchased all of the rights, assets and business of TRI for the following consideration:

                                                 # of Shares
Purchase price
                                                                   $1,035,000
Consideration given
   Cash                                                          $     22,500
Cash consideration due:
   by July 31, 1999                                                    50,000
   by July 31, 2000                                                   150,000
   by July 31, 2002                                                   250,000
Common shares issued by July 31, 1998                250,000          562,500
                                                                   ----------
                                                                   $1,035,000

The Company paid $22,500 in cash and agreed to pay a total of $250,000 in equal quarterly installments over the four-year period ending July 31, 2002. In addition, as noted in Note 4, a further minimum amount of $200,000 is required to be paid by July 31, 2000.

TRI holds a patent on a multi-positional blackjack game known as "Rainbow 21". All of the common shares were issued at an ascribed value of $2.25 per share being the guaranteed amount pursuant to Note 4 and accounted for pursuant to Emerging Issues Task Force Abstract 97-15. Of the cash balance due, $450,000 was outstanding at December 31, 1998. The entire purchase price has been allocated to the Intellectual Property (see Note 4).

During 1999, in completion of the transfer of the assets relating to Rainbow 21 Game, the Company paid TRI $80,000 and issued TRI 500,000 shares of its common stock.

The Company's agreement with TRI was amended on October 13, 1999 in which 500,000 shares would be issued to TRI with no further payments of any kind to be due to TRI. The only existing agreement with TRI, as outlined in the October 13, 1999 amendment, states that the Company guarantees the FEC shares will have a value of $2.00 per share by August 1, 2000 or the Company will issue cash or shares of the equivalent value for the deficit.

                        FORTUNE ENTERTAINMENT CORPORATION
                        (A development stage enterprise)

                          NOTES TO FINANCIAL STATEMENTS
                           December 31, 1999 and 1998

NOTE 4 - INTELLECTUAL PROPERTY

Intellectual  property consists of the patented software inventions discussed in
Note 3 known respectively as Fortune Poker and Rainbow 21.

Fortune Poker

To the extent that the Company sub-licenses rights derived from Fortune Poker, the Company must pay the Danton Group 20% of all up-front licensing fees paid or payable to the Company. Also commencing April 2, 1998 (the "Trigger Date"), and continuing on the annual anniversary date of the Trigger Date and every year during either the life of the patent, which forms part of the Intellectual Property, and any extension of the patent, the Company must issue common stock to Mr. Danton equivalent to the Predetermined Percentages times Net Earnings divided by the Average Share Price.

The Agreement provides the following definitions for this formula:
o Predetermined Percentages are 2% in year one, 3% in year two, 4% in year three, 5% in year four and 10% in year 5 and thereafter, provided that the percentage will automatically increase to 10% once Net Earnings are at least $10,000,000.
o Net Earnings represents earnings from the revenues derived from the Intellectual Property before income tax, depreciation and amortization.
o Average Share Price refers to the average trading price of the Company's common stock on the NASD OTC Bulletin Board for the last 30 trading days of the fiscal year.

Any payments made to pursuant to the above will be recorded as additional consideration.

Until the Company meets all of the above obligations in a timely manner, the Fortune Poker stock (see Note 3) is subject to a Stock Pledge Agreement whereby Mr. Danton has been granted a security interest in 60% of the issued and outstanding Fortune Poker stock which provides for the right of Mr. Danton to obtain ownership and control of the pledged stock if the Company defaults under this Agreement While the Stock Pledge Agreement is in place, the Company is not permitted to change, amend or modify its bylaws and certificate of Incorporation; sell, convey or transfer any of the assets associated with this Agreement; or incur any debt, liability or other obligation or responsibility outside the ordinary course of business without the prior written consent of the Danton Group. Additionally, Mr. Danton has been granted an option to purchase the other 40% of the issued and outstanding Fortune Poker stock upon default of this Agreement by the Company at a price equivalent to that paid by the Company.

Rainbow 21

Pursuant to the TRI acquisition as discussed in Note 3, the Company has the following obligations:

1. If during the last five trading days in the twelfth month after the option exercise date, the simple average closing price for the shares traded on the public market ("Market price") does not equal or exceed $2.25 per share, the Company must either.

                        FORTUNE ENTERTAINMENT CORPORATION
                        (A development stage enterprise)

                          NOTES TO FINANCIAL STATEMENTS
                           December 31, 1999 and 1998

NOTE 4 - INTELLECTUAL PROPERTY (continued)

a. pay TRI the difference between $562,500 less 250,000 multiplied by the Market Price (the "Difference"); or
b. deliver to TRI additional shares of the same class as the shares having a value equal to the Difference, with such additional shares being valued at the Market Price.
2. To pay TRI in quarterly installments, the greater of $50,000 or 10% of the net revenues from Rainbow 21 for the twelve months ended July 31, 1999.
3. To pay TRI in quarterly installments, the greater of $150,000 or 10% of the net revenues from Rainbow 21 for the twelve month period ended July 31, 2000.
4. Commencing July 31, 2001, the Company must pay additional consideration of 5% of the net revenues from Rainbow 21 for the preceding twelve month period.

Any further stock issued pursuant to [1] above will be recorded at no value since the shares issued have already been valued at their maximum amount of $2.25 per share. The minimum payments under [2] to [4] above have been recorded as consideration payable. Any further payments will be recorded as additional consideration. The entire purchase price has been allocated to Intellectual Property.

NOTE 5 - INVESTMENTS

Investments consist of the following:

                                                       1999             1998
                                                       ----             ----

Sega Gaming Technology, Inc.                      $1,356,658       $1,183,750
Advanced Gaming Technology, Inc.                   1,034,013        1,034,014
Less valuation reserve                            (1,034,012)      (1,034,013)
                                                   ---------        ---------
                                                  $1,356,659       $1,183,751
                                                   =========        =========

Sega Gaming Technology, Inc. ("SGT"') was a subsidiary of the parent Sega (Japan) which subsequently underwent a management buyout The investment in SGT is the company's first initiative to form a joint venture company with SGT in the future, whereby the Company will market its technology under SEGA's brand name.

In 1999, the Company acquired 57,636 shares of the common stock of SEGA Gaming Technology, Inc. (SGTI), a Nevada Corporation for $172,907. The 188,886 shares which the Company presently owns in SGTI represent 17% of SGTI's issued and outstanding common stock. SGTI was incorporated in 1995 and through a licensing agreement with SEGA of Japan (SEGA), has the exclusive rights to market certain multi-player gaming machines of SOJ in various areas of the world.

In April 2000 the Company plans to sell its interest in SGTI to SEGA Enterprises, LTD for $8.00 per share under a proposal from the Company for a total of $1,511,188.

Advanced Gaming Technology, Inc. ("AGT") was engaged in the business of designing and developing electronic bingo products. During the 1997 year, AGT filed for chapter 11 bankruptcy protection in the state of Nevada.

                        FORTUNE ENTERTAINMENT CORPORATION
                        (A development stage enterprise)

                          NOTES TO FINANCIAL STATEMENTS
                           December 31, 1999 and 1998


NOTE 6 - PROPERTY AND EQUIPMENT

Property and equipment consists of the following of:

                                              December 31, 1999

                                                                  Accumulated
                                                     Cost         Depreciation

 Furniture and equipment                         $  94,487          $26,647
 Computer equipment and software                    12,381           10,200
 Leasehold improvements                              6,251            3,126
                                                 ---------          -------
                                                 $113,119           $39,973
                                                 =========          =======
   Net property and equipment                               $73,146
                                                            =======

                                              December 31, 1998

                                                                   Accumulated
                                                     Cost          Depreciation

 Furniture and equipment                           $94,487          $14,765
 Computer equipment and software                    12,381            5,638
 Leasehold improvements                              6,251            1,738
                                                 ---------            -----
                                                  $113,119          $22,141
                                                  ========          ========
      Net property and equipment                           $90,978
                                                           =======

NOTE 7 - RELATED PARTIES TRANSACTIONS

For the years ended December 31, 1999 and 1998 management fees of $255,000 and $319,103, respectively and rent, utilities, and office and miscellaneous costs of $37,656 and $57,007; respectively, were charged by companies controlled by the directors.

The amounts due to related parties consist of advances from, and unpaid management fees and other costs (as above) charged by, companies controlled by directors. These amounts incur interest at 10% and do not have stated terms of repayment. Interest expense for 1999 was $63,552.

The Company rents its office space in Biddleford, ME from an officer of the corporation. Monthly rent expense is $1,000. They are a tenant-at-will. Rent expense for 1999 is accrued for $12,000.

                        FORTUNE ENTERTAINMENT CORPORATION
                        (A development stage enterprise)

                          NOTES TO FINANCIAL STATEMENTS
                           December 31, 1999 and 1998

NOTE 8 - LOANS PAYABLE

Loans payable consist of the following as of December 31:

                                                   1999              1998
                                                   ----              ----

B. Benedet Holdings, Inc., due on
    April 15, 2000                                $320,000         $320,000

   Caulfield Management Ltd., due June 30, 1999,
   with interest at 12%.                            50,000          150,000
                                                ----------          -------

                                                  $370,000         $470,000

Interest accrued during the years ended December 31, 1999 and 1998 amounted to $20,219 and $32,540, respectively.

As collateral for the Caulfield Management Ltd., loan, the Company has assigned a portion of the shares of Sega Gaming Technology, Inc.

NOTE 9 - CAPITAL STOCK

Authorized

Holders of the Common Stock are entitled to one vote per share equally in any dividends declared and in distributions in liquidations.

The preference Stock is non-cumulative, non-voting and convertible into Common Stock at the option of the holder of the Preference Stock at the rate of one Preferred Share to one Common Share for no additional consideration. The holders of the different classes of Preference Stock were entitled to commence conversion of their shares as follows:

      Class A:    May 20, 1998;
      Class B:    August 20, 1998; and
      Class C:    November 30, 1998

Issued
                                                Number of Shares
Common Stock:
   Balance at January 1, 1998                                         $
   Issued for cash
      Pursuant to private placement                  179,000         309,400
      Pursuant to unit offering                    2,923,333       2,017,500
      Pursuant to exercise of stock options
        and warrants                                 200,000         150,000
   Conversion of Series A Preferred Shares           959,600         339,381
   Conversion of Series B Preferred Shares           858,600         303,661
   Conversion of Series C Preferred Shares           601,886         212,869

                        FORTUNE ENTERTAINMENT CORPORATION
                              (A development stage enterprise)

                          NOTES TO FINANCIAL STATEMENTS
                           December 31, 1999 and 1998

NOTE 9 - CAPITAL STOCK (continued)

   Issued pursuant to exercise of stock options
        and warrants for settlement of dept          955,000         286,500
   Issued as partial consideration for TRI           250,000         562,500
   Issued related to Fortune Poker acquisition     1,847,500       3,695,000
   Issued as partial consideration for SGT
    investment                                       150,000         112,500
   Shares issued as signing bonus                    200,000         150,020
   Shares issued for settlement of accounts payable   87,500         125,000
   Shares issued for settlement of load              446,917         127,074
   Commissions on share issuance                           -         (64,000)
                                           -----------------   -------------

   Balance, December 31, 1998                     13,925,256       8,718,355

Common Stock:
      Pursuant to unit offering                    2,687,695       1,294,233
   Conversion of Series A Preferred Shares            98,000          34,660
   Conversion of Series B Preferred Shares           199,000          70,380
   Conversion of Series C Preferred Shares           451,714         159,757
   Shares issued for settlement of accounts payable
       and expenses                                  231,950         113,793
   Shares issued for settlement of loan              500,000         370,000
                                               -------------    ------------

Balance, December 31, 1999                        18,093,615     $10,761,178
                                                  ==========      ==========

Class A Preferred stock:
   Balance, December 31, 1997                      1,090,464        $385,664
                                                   ---------         -------
   Shares converted to common stock                 (959,600)       (339,381)
                                                  ----------         -------
   Balance, December 31, 1998                        130,864          46,283
                                                  ----------        --------

Class B Preferred stock
   Balance, December 31, 1997                      1,090,464         385,664
                                                   ---------         -------
   Shares converted to common stock                 (858,600)       (303,661)
                                                  ----------         -------
   Balance, December 31, 1998                        231,864          82,003
                                                  ----------        --------

Class C Preferred stock
   Balance, December 31, 1997                      1,090,464         385,664
                                                   ---------         -------
   Shares converted to common stock                 (601,886)       (212,869)
                                                   ---------         -------
   Balance, December 31, 1998                        488,578         172,795
                                                  ----------         -------

      Total preferred stock, December 31, 1998       851,306        $301,081
                                                  ==========        ========

                        FORTUNE ENTERTAINMENT CORPORATION
                        (A development stage enterprise)

                          NOTES TO FINANCIAL STATEMENTS
                           December 31, 1999 and 1998

NOTE 9 - CAPITAL STOCK (continued)

Class A Preferred stock:
   Balance, December 31, 1998                        130,864       $  46,283
   Shares converted to common stock                  (98,000)        (34,660)
                                                 ------------       --------
   Balance, December 31, 1999                         32,864          11,623
                                                 -----------        --------

Class B Preferred stock
   Balance, December 31, 1998                        231,864          82,003
   Shares converted to common stock                 (199,000)        (70,380)
                                                  ----------        --------
   Balance, December 31, 1999                         32,864          11,623
                                                 -----------        --------

Class C Preferred stock
   Balance, December 31, 1998                        488,578         172,795
   Shares converted to common stock                 (451,714)       (159,757)
                                                  ----------         -------
   Balance, December 31, 1999                         36,864          13,038
                                                 -----------        --------

      Total preferred stock, December 31, 1999       102,592       $  36,284
                                                  ==========       =========

As of December 31, 1998, the Company had received cash in the amount of $150,000 representing subscriptions received for the issue of 300,000 common shares and 300,000 common share purchase warrants. In addition, pursuant to the amended agreement referred to in Note 3, the Company is required to issue 100,000 common shares at a value of $60,000.

As of December 31, 1999, the Company had received cash in the amount of $73,610 for the issuance of 155,653 shares of common stock. There are 14,550 shares to be issued for an expense of $5,093.

Stock option transactions for the respective periods and the number of stock options outstanding are summarized as follows:

                                              No. of common
                                              shares issuable

 Balance, December 31, 1997                    1,050,000
 Options granted                              *3,755,000
 Options exercised                              (815,000)
 Options expired                                (100,000)
                                              ----------
 Balance, December 31, 1998                    3,890,000
 Options cancelled                              (900,000)
 Options expired                              (1,030,000)
                                               ---------
 Balance, December 31, 1999                    1,960,000
                                               =========

*All options issued are subject to shareholder approval at the Company's annual general meeting.

                        FORTUNE ENTERTAINMENT CORPORATION
                        (A development stage enterprise)

                          NOTES TO FINANCIAL STATEMENTS
                           December 31, 1999 and 1998

NOTE 9 - CAPITAL STOCK (continued)


At December 31, 1998, the following options were outstanding:

      No. of common
       shares issuable        Exercise price    Date of expiry

          435,000                 $0.30         October 14, 2002
        1,425,000                  0.90         May 22, 2003
          335,000                  1.00         June 3, 1999
           50,000                  0.80         June 1, 1999
     **   200,000                  1.50         May 14, 2000
     **   200,000                  2.00         May 14, 2000
     **   200,000                  2.50         November 14, 1999
     **   200,000                  3.00         May 14, 1999
          600,000                  0.75        Option in full force until termi-
                                               nation of consulting agreement
          145,000                  1.15         June 5, 1999- July 19, 2000
           50,000                  1.25         March 12, 1999
           50,000                  1.50         June 12, 1999
      -----------


Stock options become exercisable at dates determined by the Board of Directors at the time of the granting of the option. At December 31, 1998, 2,920,000 options were exercisable.

At December 31, 1999, the following options were outstanding:

      No. of common
       shares issuable        Exercise price    Date of expiry

          435,000                 $0.30         October 14, 2002
          525,000                  0.90         May 22, 2003
     **   200,000                  1.50         May 14,2000
     **   200,000                  2.00         May 14, 2000
          600,000                  0.75         Option if full force until
       ----------                                 termination of consulting
                                                  agreement

**These options are only exercisable if, on the date of exercise, the share price is at least twice the exercise price.

                        FORTUNE ENTERTAINMENT CORPORATION
                        (A development stage enterprise)

                          NOTES TO FINANCIAL STATEMENTS
                           December 31, 1999 and 1998

NOTE 9 - CAPITAL STOCK (continued)

At December 31, 1998 common share purchase warrants outstanding were as follows:


       No. of common
       shares issuable        Exercise price    Date of expiry

          400,000                  0.35         April 1, 2003
          160,000                  0.30         December 31, 2000
        1,123,333                  0.75         March 31, 1999 - August 2, 2000
          100,000               0.75 - 0.90     May 20,1999 - May 20, 2000
          300,000               0.75 - 0.85     June 11, 1999 - June 11, 2000
          700,000               0.75 - 0.85     July 7, 1999 - July 7, 2000
          700,000               0.50 - 0.60     November 18, 1999 - December 18,
                                                2000

At December 31, 1999 common share purchase warrants outstanding were as follows:


        No. of common
       shares issuable        Exercise price    Date of expiry

        2,825,000                  0.50         March 30, 2003
          200,000               0.50-0.60       April 8, 2000 - July 16, 2001
          433,333                  0.75        August 20, 2000 - August 20, 2001
          300,000                  0.75         July 17, 2000
        1,270,000                  0.60         November 18, 2000 - December 15,
                                                2000

During the period, 1,940,000 warrants were issued and none were exercised. The expiration date of 2,825,000 warrants was extended until March 30, 2003. These warrants have an exercise price of $0.50 per share.

As explained in Note 2, the Company elected to apply the disclosure option contained in SFAS No. 123 and accordingly no compensation cost has been recognized for stock options issued to employees. Had compensation cost been determined based on the fair value at the grant dates for those options and warrants issued to employees and consultants, consistent with the method described in SFAS No. 123, the Company's net loss and loss per share would have been increased to the pro forma amounts indicated below:

                        FORTUNE ENTERTAINMENT CORPORATION
                        (A development stage enterprise)

                          NOTES TO FINANCIAL STATEMENTS
                           December 31, 1999 and 1998

NOTE 9 - CAPITAL STOCK (continued)


                                                    1999             1998
                                                    ----             ----

Loss               As reported                  (1,993,327)      (3,308,209)
                     Pro forma                  (1,993,327)      (4,568,709)

Basic and diluted
loss per share     As reported                       (0.12)           (0.36)
                     Pro forma                       (0.12)           (0.49)

The fair value for 1998 options and grants were estimated at the date of grant using a Black-Scholes pricing model with the following weighted average assumptions: risk free interest rates of 5.05%; dividend yields of 0%; volatility factors of the expected market price of the company's common stock of
1.234 and a weighted average expected life of the option of 2.6 years.

The Black Scholes options valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's option, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

The weighted-average fair value of options granted during the year 1998, where the stock price is equal to the exercise price of the options was $0.60; when the stock price is greater than the exercise price of the options, the weighted -average fair value is $0.63. Accordingly, the respective weighted average exercise price of options granted during the year was $0.92 and $0.60.

The basic and diluted loss per share for the period ended December 31 is based on the following:

                                                December 31,      December 31,
                                                      1999               1998
                                                ------------      -----------

Net loss for the period                       $(1,993,327)       $(3,308,209)
Weighted average number of common shares
        used in computation                    16,486,385          9,241,847
Basic and diluted loss per share                    (0.12)             (0.36)

During the year ended December 31, 1998 the Company issued 2,923,333 warrants for $2,017,500. Each unit comprised one common share and one share purchase warrant entitling the holder to acquire one common share for $0.50 to $0.90 per common share of various dates to December 18, 2000.

                        FORTUNE ENTERTAINMENT CORPORATION
                        (A development stage enterprise)

                          NOTES TO FINANCIAL STATEMENTS
                           December 31, 1999 and 1998

NOTE 9 - CAPITAL STOCK (continued)

During the year ended December 31, 1998 the Company settled management and consulting fees payable of $286,500 by offsetting the $0.30 exercise price per option on 955,000 options against the related payables; similarly, the company issued 150,000 shares valued at $0.75 in partial payment for its investment in SGT, 200,000 shares valued at $0.75 each were issued as a signing bonus, and 87,500 and 446,917 shares were issued to settle accounts and loans payable respectively.

During the year ended December 31, 1999 the Company issued 1,940,000 warrants for $967,000. Each unit comprised one common share and one share purchase warrant entitling the holder to acquire one common share for $0.50 to $0.60 per common share of various dates to March 31, 2003.

During the year ended December 31, 1999, the Company settled legal and consulting fees and miscellaneous payables of $113,793 by issuing 231,950 shares of common stock valued from $0.35 - $0.50 per share without warrants; similarly the Company issued 500,000 shares valued at $0.74 per share in payment of its note due to Team Rainbow of $370,000, also without warrant.

NOTE 10 - INCOME TAXES

At December 31, 1999 the Company has a U.S. tax net operating loss approximating $4,735,000, which will begin to expire in 2012 if not utilized. The Company may have incurred "ownership changes" pursuant to applicable Regulations in effect under Section 382 Internal Revenue Code of 1986, as amended. Therefore, the Company's use of losses incurred through the date of these ownership changes may be limited during the carryforward period.

The Company has non-U.S. tax net operating losses approximately $569,000 resulting from operations in Canada. Of these losses, $130,000 will expire in 2004 and $439,000 in 2005.

Deferred income taxes reflect the net effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

The Company has recognized a valuation allowance equal to the deferred tax assets due to the uncertainty of realizing the benefits of the assets.

Significant components of the Company's deferred tax assets and liabilities as of December 31 are as follows:
                                               1999              1998
                                               ----              ----
Deferred tax assets:
   Net operating loss carryforwards       $1,808,000        $1,233,000
   Depreciation/amortization                  32,000            16,000
   Other                                     105,000            21,000
                                          ----------       -----------
   Total deferred tax assets
   Valuation allowance                    (1,945,000)       (1,270,000)
                                           ---------         ---------
   Net  deferred taxes             $               -   $             -
                                   =================   ===============

                        FORTUNE ENTERTAINMENT CORPORATION
                        (A development stage enterprise)

                          NOTES TO FINANCIAL STATEMENTS
                           December 31, 1999 and 1998

NOTE 10 - INCOME TAXES (continued)

The change in valuation allowance for December 31, 1999 and 1998 was $675,000 and $1,270,000, respectively.

NOTE 11 - STOCK BASED COMPENSATION

During the year ended December 31, 1998, the Company recorded stock based compensation expense of $465,000 relating to investor relations and other activities provided by consultants.

NOTE 12 - COMMITMENTS AND CONTINGENCIES

Commitments

The company leases office space at 2700 East Sunset Road, Suite 39, Las Vegas, Nevada at a monthly rental of approximately $1,921.

The company has the following future minimum lease commitments for premises and equipment:

                                              1999
                                             ------
                              2000           23,520
                              2001           24,696
                              2002           25,932
                                             ------
                                            $74,148
                                            =======
Contingencies

Through the normal course of operations, the Company is party to litigation, claims and contingencies. Accruals are made in instances where it is probable that liabilities will be incurred and where such liabilities can be reasonably estimated. Although it is possible that liabilities may be incurred in instances for which no accruals have been made, the Company has no reason to believe that the ultimate outcome of these matters will have a material impact on its financial position.

NOTE 13 - SUPPLEMENTAL CASH FLOW INFORMATION

During 1999, the Company issued stock for payment of debt in the amount of $370,000.

      Interest paid                    $    28,932
                                       ===========
      Income taxes paid                $         -
                                       ===========

NOTE 14 - STOCK OPTION AND BONUS PLANS

A summary description of each Plan follows: in some cases these three Plans are collectively referred to as the "Plans". This plan was adopted during 1998.

                        FORTUNE ENTERTAINMENT CORPORATION
                        (A development stage enterprise)

                          NOTES TO FINANCIAL STATEMENTS
                           December 31, 1999 and 1998


NOTE 14 - STOCK OPTION AND BONUS PLANS (continued)

Incentive Stock Option Plan

The Incentive Stock Option Plan authorizes the issuance of options to purchase up to 2,000,000 shares of the Company's Common Stock. Only officers and employees of the Company may be granted options pursuant to the Incentive Stock Option Plan.

In order to qualify for incentive stock option treatment under the Internal Revenue Code, the following requirements must be complied with:

1.    Options granted pursuant to the Plan must be exercised no later than:

a. The expiration of thirty (30) days after the date on which an option holder's employment by the Company is terminated.

b. The expiration of one year after the date on which an option holder's employment by the Company is terminated, if such termination is due to the Employee's disability or death.

2. In the event of an option holder's death while in the employ of the Company, his legatees or distributees may exercise (prior to the option's expiration) the option as to any of the shares not previously exercised.

3. The total fair market value of the shares of Common Stock (determined at the time of the grant of the option) for which any employee may be granted options which are first exercisable in any calendar year may not exceed $100,000.

4. Options may not be exercised until one year following the date of grant. Options granted to an employee then owning more than 10% of the Common Stock of the Company may not be exercisable by its terms after five years from the date of grant.


5. The purchase price per share of Common Stock purchasable under an option is determined by the Committee but cannot be less than the fair market value of the Common Stock on the date of the grant of the option (or 110% of the fair market value in the case of a person owning the Company's stock which represents more than 10% of the total combined voting power of all classes of stock).

Non-Qualified Stock Option Plan

The Non-Qualified Stock Option Plans authorize the issuance of options to purchase up to 5,000,000 shares of the Company's Common Stock. The Company's employees, directors, officers, consultants and advisors are eligible to be granted options pursuant to the Plan, provided, however, that bona fide services must be rendered by such consultants or advisors and such services must not be in connection with the offer or sale of securities in a capital-raising transaction. The option exercise price is determined by the Committee but cannot be less than the market price of the Company's Common Stock on the date the option is granted.

                        FORTUNE ENTERTAINMENT CORPORATION
                        (A development stage enterprise)

                          NOTES TO FINANCIAL STATEMENTS
                           December 31, 1999 and 1998


NOTE 14 - STOCK OPTION AND BONUS PLANS (continued)

Stock Bonus Plan

Up to 500,000 shares of Common Stock may be granted under the Stock Bonus Plans. Such shares may consist in whole or in part of authorized but unissued shares, or treasury shares. Under the Stock Bonus Plan, the Company's employees, directors, officers, consultants and advisors are eligible to receive a grant of the Company's shares, provided, however, that bona fide services must be rendered by such consultants or advisors and such services must not be in connection with the offer or sale of securities in a capital-raising transaction.

Other information regarding the Plans

The Plans are administered by the Board of Directors. The Board of Directors has the authority to interpret the provisions of the Plans and supervise the administration of the Plans. In addition, the Board of Directors is empowered to select those persons to whom shares or options are to be granted to determine the number of shares subject to each grant of a stock bonus or an option and to determine when and upon what conditions shares or options granted under the Plans will vest or otherwise be subject to forfeiture and cancellation.

In the discretion of the Board of Directors, any option granted pursuant to the Plans may include installment exercise terms such that the option becomes fully exercisable in a series of cumulating portions. The Board of Directors may also accelerate that date upon which any option (or any part of any options) is first exercisable. Any shares issued pursuant to the Stock Bonus Plan and any options granted pursuant to the Incentive Stock Option Plan or the Non-Qualified Stock Option Plan will be forfeited in the "vesting: schedule established by the Board of Directors at the time of the grant is not met. For this purpose, vesting means the period during which the employee must remain an employee of the Company or the period of time a non-employee must provide services to the Company. At the time an employee ceases working for the Company (or at the time a non-employee ceased to perform services for the Company), any shares or options not fully vested will be forfeited and cancelled. In the discretion of the Board of Directors payment of the shares of Common Stock underlying options may be paid through the delivery of shares of the Company's Common Stock having an aggregate fair market value equal to the option price provided such shares have been owned by the option holder for at least one year prior to such exercise. A combination of cash and shares of Common Stock may also be permitted at the discretion of the Board of Directors.

Options are generally non-transferable except upon death of the option holder. Shares issued pursuant to the Stock Bonus Plan will generally not be transferable until the person receiving the shares satisfies the vesting requirements imposed by the Board of Directors when the shares were issued.

The Board of Directors of the Company may at any time, and from time to time, amend, terminate or suspend one or more of the Plans in any manner it deems appropriate provided that such amendment, termination or suspension cannot adversely affect rights or obligations with respect to shares or options

                        FORTUNE ENTERTAINMENT CORPORATION
                        (A development stage enterprise)

                          NOTES TO FINANCIAL STATEMENTS
                           December 31, 1999 and 1998

NOTE 14 - STOCK OPTION AND BONUS PLANS (continued)

previously granted. The Board of Directors may not, without shareholder approval, make any amendment which would materially modify the eligibility requirements of the Plans, increase of decrease the total number of shares of Common Stock which may be issued pursuant to the Plans except in the case of a reclassification of the Company's capital stock or a consolidation or merger of the Company, reduce the minimum option price per share, extend the period for granting options or materially increase in any other way the benefits accruing to employees who are eligible to participate in the Plans.

The Plans are not qualified under Section 401(a) of the Internal Revenue Code, nor are they subject to any provision of the Employee Retirement Income Security Act of 1974.

The following sets forth certain information as of December 31, 1999 and 1998 concerning the stock options and stock bonuses granted by the Company pursuant to its Plans. Each option represents the right to purchase one share of the Company's Common Stock.

                                       Shares
                          Shares    Reserved for                     Remaining
                        Reserved    Outstanding    Shares Issues  Options/Shares
  Name of Plan          Under Plan     Options    as Stock Bonus    Under Plan
  ------------          ----------  ------------  --------------   ------------

Incentive Stock Option
    Plan                2,000,000          --              N/A      2,000,000
Non-Qualified Stock
   Option Plan          5,000,000   1,000,000              N/A      4,000,000
Stock Bonus Plan          500,000         N/A               --        500,000

                        FORTUNE ENTERTAINMENT CORPORATION


                          INTERIM FINANCIAL STATEMENTS
                                  JUNE 30, 2000

                        FORTUNE ENTERTAINMENT CORPORATION
                       (A developmental stage enterprise)

                      CONDENSED CONSOLIDATED BALANCE SHEET
                                   (Unaudited)

                         ASSETS                      June 30,      December 31
                                                      2000              1999
                                                      ----        ----------
     Current:
     Cash                                         $  30,765      $    22,397
     Prepaid expenses and other current assets            -            2,635
                                              --------------  ---------------
         Total current assets

Deposits                                              9,879           9,879
Investments - at cost                               600,000       1,356,658
Loans receivable                                    923,000               -
Property and equipment - net                         64,231          73,146
Goodwill - net                                      447,036         477,636
Intellectual property - net                       4,626,789       4,933,789
                                                  ---------     -----------
         Total assets                            $6,701,700    $  6,876,140
                                                 ==========    ============

LIABILITIES AND SHAREHOLDERS' EQUITY

Current:
     Accounts payable and accrued liabilities   $   235,499   $     385,134
     Due to related parties                         720,580       1,072,491
     Loans payable                                   50,000         370,000
     Purchase consideration payable -
          current position                          405,000         405,000
                                                   ---------    ------------
         Total current liabilities

Stockholders' Equity:
 Share stock
  Common stock, $0.0001 par value, 30,000,000
    authorized, 25,829,280 issued and outstanding    2,583           1,810
 Preferred stock, $0.0001 par value, convertible
     Class A, B and C Preferred stock: 1,100,000
     authorized, 31,714, 31,714 and 35,714 issued
     and outstanding,                                   10              10
Additional paid in capital                      12,174,072      10,795,642
Share stock to be issued                           160,000         138,703
Stock based compensation                           465,000         465,000
Accumulated deficit                             (7,511,044)     (6,757,650)
                                                  ---------      ----------

         Total stockholders' equity               5,290,621       4,643,515
                                                  ---------     -----------

   Total liabilities and stockholders' equity    $6,701,700     $ 6,876,140
                                                  =========     ===========

                   The accompanying notes are an integral part
               of the condensed consolidated financial statements.

                        FORTUNE ENTERTAINMENT CORPORATION
                       (A developmental stage enterprise)

                      CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                         & DEFICIT FOR THE PERIODS ENDED
                                   (Unaudited)

                                           Three Months            Six Months
                                           Ended June 30         Ended June 30
                                           -------------         -------------
                                         2000      1999       2000       1999
                                         ----      ----       ----       ----
Expenses:
Amortization of intangible assets   $ 168,800  $ 168,800  $ 337,600  $ 337,600
Depreciation                            4,458         --      8,916         --
Bank charges and interest              23,712     13,534     49,709     26,764
Consulting fees                       169,382     35,541    219,991    132,036
General and administration              3,754     72,956     38,658     77,182
Legal and accounting                  104,497    159,400    144,989    271,376
Management fees                            --         --     20,000     62,500
Office and miscellaneous                  995     18,500     22,021     38,985
Rent 8,494                             12,000     20,135     27,649
Salaries and wages                         --     23,290         --     57,600
Contracted services                    14,740         --     35,206
Travel, promotion and entertainment    16,894     25,013     25,605     37,727
                                   ---------- ----------  --------- ----------

      Operating loss for period

Other (income) expense:
     Gain on sale of investments     (154,430)        --   (154,430)        --
     Interest income                  (15,006)        --    (15,006)        --
                                   ---------- ----------  ---------- ----------

      Total other (income) expense   (169,436)        --   (169,436)        --
                                    --------- ---------   ---------- ----------

      Loss for the period             346,290    529,034    753,394  1,069,419

Deficit, beginning of period        7,164,754  5,304,708  6,757,650  4,764,323
                                   ---------- ---------- ---------- ----------

Deficit, end of period            $ 7,511,044 $5,833,742 $7,511,044 $5,833,742
                                  ==========  ========== ========== ==========

Basic and diluted loss per share       (0.01)      (0.04)     (0.03)    (0.07)
                                ============== ========== =========   =========

Weighted average common shares
   outstanding                    22,630,815   15,100,813 22,062,315  15,100,813
                                  ==========   ========== ==========  ==========


                   The accompanying notes are an integral part
               of the condensed consolidated financial statements.

                        FORTUNE ENTERTAINMENT CORPORATION
                        (A development stage enterprise)

                 CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
                        For the six months ended June 30
                                   (Unaudited)


                                                   2000             1999
                                                   ----             ----
Operating activities:
   Net loss for period                         $ (753,394)     $(1,069,419)
   Adjustments to reconcile net loss to net cash
      used in operating activities:
      Gain on sale of investments                (154,430)              --
      Amortization of intangible assets           337,600          337,600
      Depreciation                                  8,916               --
      Shares issued for services rendered          82,000           33,700
      Changes in operating assets and liabilities:
      Accounts receivable                           2,635           16,638
      Accounts payable and accrued liabilities   (149,636)          48,309
                                                ---------      -----------

   Net cash used in operating activities         (626,309)       (633,172)
                                                ---------       ---------

Investing activities:
   Acquisition of equipment                            --          (6,038)
   Proceeds from sale of investments            1,511,088               --
   Purchase price consideration payments               --        (282,500)
   Loan advances                                 (923,000)              --
                                                ---------  ---------------

   Net cash provided (used) by investing activities   588,088    (288,538)
                                                   ----------   ---------

Financing activities:
   Loans payable                                 (320,000)        (94,017)
   Advances from (payments to) related parties   (351,911)               -
   Proceeds from capital contributions            718,500          690,000
                                               ----------       ----------

   Net cash provided by financing activities       46,589          605,983
                                              -----------       ----------

Net increase (decrease) in cash during the period   8,368        (315,727)
Cash at beginning of period                        22,397          353,543
                                              -----------       ----------

Cash at end of period                          $   30,765       $   37,816
                                               ==========       ==========

                        FORTUNE ENTERTAINMENT CORPORATION
            NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                     FOR THE SIX MONTHS ENDED JUNE 30, 2000

1. INTERIM REPORTING

      The accompanying unaudited condensed financial statements have been prepared in accordance with generally accepted accounting principles and Form 10-QSB requirements. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation have been included. Operating results for the six months ended June 30, 2000 are not necessarily indicative of the results that may be expected for the year ended December 31, 2000. For further information, refer to the financial statements and related footnotes included in the Company's annual report on Form 10-KSB for the year ended December 31, 1999.

2. PRINCIPLES OF CONSOLIDATION

   The condensed consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, Fortune Entertainment Corporation (Bahamas), Fortune Entertainment Corporation (British Columbia, Canada), and Fortune Poker Inc. (Delaware). All significant inter-company accounts and transactions have been eliminated.

3. BUSINESS

       The Company is engaged in the acquisition, design and development of selected gaming products, which the company intends to sell, lease and license in the United States and international gaming markets.

      As of August 15, 2000 the Company's two products were the Fortune Poker System, a progressive multi-player draw poker video game and the Rainbow 21 casino blackjack game.

4. STOCKHOLDERS' EQUITY

   During the three months ended June 30, 2000:

      1. The Company sold 273,000 shares of common stock for total consideration of $116,500. The Company paid a commission of 24,930 shares of common stock in connection with the sale of these shares.

      2. The Company issued 164,000 shares of common stock for services provided to the Company which were valued at $82,000.

      3. The Company issued 4,700,000 shares of common stock as partial consideration for the acquisition of Professional Video Association, Inc.

                                     PART II

                     Information Not Required in prospectus

Item 24. Indemnification of Officers and Directors.

     Section 145 of the Delaware General Corporation Law permits a corporation to grant indemnification to directors, officers, employees and other agents in terms sufficiently broad to permit indemnification under certain circumstances for liabilities, including expenses, arising in connection with the Securities Exchange Act of 1934, as amended, and the Securities Act of 1934, as amended. Pursuant to the Certificate of Incorporation and Bylaws of the Company, the Company is empowered to indemnify its directors and officers the fullest extent permitted by law.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 or the Securities Exchange Act of 1934 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and the Securities Exchange Act of 1934 and is therefore unenforceable.

Item 25. Other Expenses of Issuance and Distribution.
         -------------------------------------------

         SEC Filing Fee                                         $ 1,140
         NASD Filing Fee                                          1,060
         Blue Sky Fees and Expenses                                 600
         Printing and Engraving Expenses                            500
         Legal Fees and Expenses                                 20,000
         Accounting Fees and Expenses                             5,000
         Miscellaneous Expenses                                   1,700
                                                               ---------
         TOTAL                                                  $30,000
                                                                =======

         All expenses other than the S.E.C. and NASD filing fees are estimated.

Item 26. Recent Sales of Unregistered Securities.
         ---------------------------------------

        The following information sets forth all securities of Fortune which have been sold and which were not registered under the Securities Act of 1933.

                                         No. of                          Note
  Date      Shares Issued To        Shares Issued  Consideration      Reference
-------     ----------------        -------------  -------------      ---------

8/26/97     Bona Vista West Ltd.          100      $10                   A

9/16/97     Shareholders of FET, Inc. 2,175,456    All issued and        B
                                                   outstanding shares
                                                   of FET, Inc., valued
                                                   at $5,175

                                         No. of                          Note
  Date      Shares Issued To        Shares Issued  Consideration      Reference
-------     ----------------        -------------  -------------      ---------

9/17/97     Bona Vista West Ltd.      999,900      $100                  A

10/14/97    Shareholders of Fortune 1,090,464      All issued and        B
            Entertainment Corporation,             outstanding shares
            a corporation organized under          of Fortune Entertainment
            the laws of the Bahamas                Corporation (Bahamas),
                                                   valued at $385,665

3/11/98     International High
            Adventures                125,000      $250,000              E

4/03/98     Gerald Wittenburg         200,000      Services rendered,    A
                                                   valued at $400,000

3/12/98     William Danton and Video  505,000      Capital stock of      D
            Lottery Consultants                    Professional Video
                                                   Association, Inc.,
                                                   valued at $1,010,000

3/12/98     Two Private Investors     690,000      $517,500              A

3/15/98     Bruno Benedet             150,000      Services rendered,    A
                                                   valued at $112,500

4/01/98     Moorgate Management, Inc. 200,000      Services rendered,    A
                                                   valued at $150,020

4/01/98     David Jackson, Bruce Horton955,000     Services rendered,    A
            and Brian Dear                         valued at $286,500

5/22/98     Stratford Technologies Ltd.37,500      Services rendered,    A
                                                   valued at $75,000

5/22/98     William Danton and Video1,142,500      Capital Stock of      D
            Lottery Consultants                    Professional Video
                                                   Association, Inc.,
                                                   valued at $2,285,000

5/22/98     Five Investors            154,000      $136,800               E

5/22/98     Two Investors              50,000      Services rendered,     C
                                                   valued at $50,000

6/08/98     Team Rainbow, Inc.        200,000      Assignment of rights   D
                                                   to Rainbow 21
                                                   Black Jack Game,
                                                   valued at $450,000

                                         No. of                          Note
  Date      Shares Issued To        Shares Issued  Consideration      Reference
-------     ----------------        -------------  -------------      ---------

6/25/98     Four Investors          1,000,000      $750,000               C

7/22/98     Team Rainbow, Inc.         50,000      Assignment of rights   D
                                                   to Rainbow 21
                                                   Black Jack Game,
                                                   valued at $112,500

7/28/98     Two Investors             200,000      $150,000               A

7/31/98     North Eastern Resources   385,551      Conversion of debt,    A
            Group                                  valued at $96,390

8/17/98     Private Investment        433,333      $325,000               C
            Company, Limited

10/1/98     Rodney Smith               61,366      Payment of debt,       G
                                                   valued at $30,684

12/6/98     Five Investors            400,000      $200,000               A

12/7/98     Aton Select Fund Limited  300,000      $150,000               A

1998  Former holders of Series      2,420,086      Shares of Company's    F
(various    A, Series B, and Series C              Series A, Series B and
   dates)   Preferred Stock                        Series C Preferred Stock

1/21/99     Four Investors            420,000      $210,000               A

 2/25/99    Turf Holdings             300,000      $150,000               A

 3/01/99    Three Investors            67,400      Services rendered,     A
                                                   valued at $33,793

4/01/99     Team Rainbow, Inc.        120,000      $60,000                G

 5/21/99    Two Investors             800,000      $400,000               A

8/05/99     Andrew Kaneb              150,000      $65,000                G

 7/16/99    Two Investors             200,000      $100,000               A

10/12/99    Professional Trading      200,000      $100,000               G
              Services

10/12/99    Dick Anagnost             150,000      Services rendered,     G
                                                   valued at $80,000

                                         No. of                          Note
  Date      Shares Issued To        Shares Issued  Consideration      Reference
-------     ----------------        -------------  -------------      ---------

10/20/99    Two Investors              75,000      $26,250                G

10/20/99    Team Rainbow, Inc.        500,000      Assignment of          D
                                                   rights to Rainbow 21
                                                   Black Jack Game,
                                                   valued at $370,000

11/01/99    Two Investors              91,429      $32,000                G

12/20/99    Paul Kaneb Limited        345,816      $172,908               G
              Partnership

1999        Former holders of Series A,748,714     Shares of Series A,    F
(various    Series B and Series C                  Series B and Series C
   dates)   Preferred Stock                        Preferred Stock

 1/12/00    Two Investors               40,000     $18,850                 G

 2/14/00    Three Investors            372,000     $186,000                G

3/31/00     Four Investors             729,000     $302,000                G

 4/01/00    Three Investors            253,000     $106,500

 4/01/00    Genesis Investment Group    11,371     Services rendered,      G
                                                   valued at $5,685

 4/01/00    Genesis Investment Group    16,740     Services rendered,      G
                                                   valued at $8,370

 4/01/00    Genesis  Millenium
              Capital                1,200,000     An 8% Class B membership  G
                                                   interest in  Genesis
                                                   Millennium  Capital, LLC
                                                   and a 2% Class A  member-
                                                   ship   interest   in  Genesis
                                                   Millennium Capital, LLC

4/01/00     Kelly, Collins, Gelinas
                & Day                  142,653     $54,928                 G

4/01/00     Genesis Investment Group    14,550     Services rendered       G

4/01/00     Paul Kaneb Limited
               Partnership              30,071     $15,035                 G

4/01/00     Richard Chase and
               Jeffrey Denner           13,000     $4,850                  G

 4/10/00    Genesis Investment Group    24,930     Services rendered,      G
                                                   valued at $12,465

                                         No. of                          Note
  Date      Shares Issued To        Shares Issued  Consideration      Reference
-------     ----------------        -------------  -------------      ---------

 4/10/00    Peter Mourmourmas           14,000     Services rendered,      G
                                                   valued at $7,000

 4/13/00    James Reid                  20,000       $10,000               G

 4/13/00    Genesis Investment Group       900     Services rendered,
                                                   valued at $450          G

5/01/00     Sentry Fortress Enter-
               prises, Ltd.            150,000     Services rendered,      G
                                                   valued at $75,000
 5/01/00    Danton Group:
            WWT&T, Ltd.                250,000     Capital stock of        D
            Genesis Millennium
               Partners                417,857     Professional Video
                                                   Association, Inc.
            Worldwide American
              Technical Services, Ltd. 875,000
            Worldwide American
               Cadmium, Ltd.           925,000
            Encore Enterprises, Ltd.   875,000
            Chromatin, Inc.            757,143
            Independent Security, Ltd. 600,000

7/13/00B. Benedet Holdings, Inc.        50,000     Settlement of claim   G

7/20/00Ted W. Tarter Jr.               150,000     $63,000               G

8/23/00Ted W. Tarter Jr.               150,000     $37,000               G

A. These shares were all issued to non-U.S. persons who reside outside of the United States. The negotiations and agreements relating to the issuance of these shares were made by Fortune's officers (who were all Canadian citizens) from Fortune's offices in Vancouver, British Columbia. The shares were restricted from resale in the public markets for a period of one year from the date of their issuance. During the one year period following the date of their issuance none of these shares were transferred. Although these shares were not technically issued in accordance with Regulation S, these shares were nevertheless exempt from the registration requirements of the Securities Act of 1933 by virtue of Release 4708, which was the predecessor to Regulation S.

B. These shares were issued for the purposes of (i) acquiring a shareholder base and (ii) changing Fortune's corporate domicile from the Bahamas to Delaware. Fortune relied upon the exemption provided by Rule 504 for the issuance of these shares.

C. Fortune relied upon the exemption provided by Regulation S for the issuance of these shares.

D. These shares were issued to six persons in order to acquire the rights to the Fortune Poker and the Rainbow 21 games, Fortune's primary assets. Fortune relied upon the exemption provided by Section 4 (2) of the Securities Act with respect to the issuance of these shares.

E. Fortune relied upon the exemption provided by Rule 504 for the issuance of these shares.

F. Fortune relied upon the exemption provided by Section 3 (a) (9) of the Securities Act of 1933 in connection with the issuance of common stock upon the conversion of the preferred stock.

G. Fortune relied upon the exemption provided by Section 4(2) of the Securities Act of 1933 with respect to the issuance of these shares. The persons who acquired these shares were sophisticated investors. Each person had access to the same kind of information that would be available in a registration statement, including information available on the website maintained by the Securities and Exchange Commission. The persons who acquired these shares acquired the shares for their own accounts. The certificates representing the shares of common stock bear legends stating that the shares may not be offered, sold or transferred other than pursuant to an effective registration statement under the Securities Act of 1933, or pursuant to an applicable exemption from registration. The shares are "restricted" securities as defined in Rule 144 of the Securities and Exchange Commission.

Item 27. Exhibits

         Exhibits                                        Page Number

3.1      Certificate of Incorporation                          (1)
                                                      ----------------------

3.2      Bylaws                                                (1)
                                                      ----------------------

3.3      Certificate of Designation, preferences and
           rights of Series A preferred Stock                  (1)
                                                      ----------------------

3.4      Certificate of Designation, preferences and
           rights of Series B preferred Stock                  (1)
                                                      ----------------------

3.5      Certificate of Designation, preferences and
           rights of Series C preferred Stock                  (1)
                                                      ----------------------

5        Opinion of Counsel
                                                      ------------------------

10.1     Purchase & Sale Agreement between
           the Company and Video Lottery
           Consultants, Inc. for Professional
           Video Associates, Inc. dated September
           5, 1997, as amended                                 (2)
                                                      ----------------------

10.2     Amendment Agreement dated March 9, 1999
           to Purchase Sale Agreement dated
           September 5, 1997                                   (2)
                                                      ----------------------

10.3     Manufacturing Agreement dated as of April
           24, 1997, between Amusement World, Inc.
           and VLC, Inc.                                       (2)
                                                      ----------------------

10.4     Assignment of Manufacturing Agreement dated
           July 14, 1998 between Video Lottery
           Consultants, Inc. & Fortune Entertainment
           Corporation (Bahamas)                               (2)
                                                      ----------------------
10.5     Amendments dated September 10, 1998 and
           March 4, 1999, to Manufacturing Agreement
           Dated as of April 24, 1997                          (2)
                                                      ----------------------

10.6     Assignment of Software Release Agreement
           between William M. Danton & Fortune
           Entertainment Corporation (Bahamas)                 (2)
                                                      ----------------------

10.7     Letter Agreement between Team Rainbow,
           Inc. and the Company dated November
           19, 1997, as amended                                (2)
                                                      ----------------------

10.8     Plan of Share Exchange between Fortune
           Entertainment Corporation, a Delaware
           corporation and Fortune Entertainment
           Corporation, a Bahama corporation, agreed
           and accepted the 14th day of October 1997           (2)
                                                      ----------------------

10.17    1998 Incentive Stock Option Plan                      (2)
                                                      ----------------------

10.18    1998 Stock Bonus Plan                                 (2)
                                                      ----------------------

23.1     Consent of Attorneys
                                                      ------------------------

23.2     Consent of Accountants                       ------------------------

24.      Power of Attorney                            Included as part of the
                                                      Signature Page

27.      Financial Data Schedule                      -----------------------

(1) Incorporated by reference from the Registrant's Registration Statement on Form 10-SB (File No. 0-23859) effective on December 30, 1998.

(2) Incorporated by reference, and from the same exhibit number, from the exhibits filed with the Company's annual report on Form 10-KSB for the year ending December 31, 1998.

Item 28. Undertakings.
         ------------

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement.

              (i) To include any prospectus required by Section l0(a)(3) of the Securities Act of l933;

              (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement, including (but not limited to) any addition or deletion of a managing underwriter.

         (2) That, for the purpose of determining any liability under the Securities Act of l933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) To provide to the Underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser.

         (5) Insofar as indemnification for liabilities arising under the Securities Act of l933 may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                POWER OF ATTORNEY

         The registrant and each person whose signature appears below hereby authorizes the agent for service named in this Registration Statement, with full power to act alone, to file one or more amendments (including post-effective amendments) to this Registration Statement, which amendments may make such changes in this Registration Statement as such agent for service deems appropriate, and the Registrant and each such person hereby appoints such agent for service as attorney-in-fact, with full power to act alone, to execute in the name and in behalf of the Registrant and any such person, individually and in each capacity stated below, any such amendments to this Registration Statement.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of l933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Las Vegas, Nevada, on the 6th day of September, 2000.

                                  FORTUNE ENTERTAINMENT CORPORATION


                                  By: /s/ Douglas R. Sanderson
                                    ----------------------------------
                                    Douglas R.  Sanderson,  President and Chief
                                    Executive  Officer


         Pursuant to the requirements of the Securities Act of l933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                            Title                    Date

 /s/ Douglas R. Sanderson
--------------------------
Douglas R. Sanderson                Director              September 6, 2000


 /s/ Theodore Silvester, Jr.
Theodore Silvester, Jr.             Director              September 6, 2000


 /s/ Dick Anagnost
Dick Anagnost                       Director              September 6, 2000

                        FORTUNE ENTERTAINMENT CORPORATION

                             REGISTRATION STATEMENT
                                       ON
                                    FORM SB-2




                                    EXHIBITS